                                                                EXHIBIT 10.1




                           FIRST AMENDED AND RESTATED
                                 LOAN AGREEMENT




                            REVOLVING LINE OF CREDIT
                            OF UP TO $25,000,000.00


                                      FROM


                              BANK ONE, TEXAS, NA


                                       TO



                             SABA PETROLEUM COMPANY


                               September 23, 1996

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
ARTICLE I.                DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-

ARTICLE II.               THE LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
         2.01    Revolving Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
         2.02    Advances and Payments Under the Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
         2.03    Borrowing Base Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
         2.04    Mandatory Prepayment of the Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
         2.05    Prepayment and Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-
         2.06    Interest Rate and Payments of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-
         2.07    Increased Cost of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
         2.08    Substitute Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
         2.09    Change of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -19-
         2.10    Advances to Satisfy Obligations of Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . -19-
         2.11    Assignment of Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
         2.12    Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
         2.13    Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
         2.14    Amendment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         2.15    Addition/Deletion of Borrowing Base Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         2.16    Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         2.17    Repayment of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
         2.18    Letter of Credit Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
         2.19    Adjustment to Revolving Commitment Limit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
         2.20    Conversion of the Revolving Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
         2.21    The Amended Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
         2.22    Payments of Principal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-

ARTICLE III.     CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         3.01    Receipt of Note, Agreement and Certificate of Compliance . . . . . . . . . . . . . . . . . . . . . . -23-
         3.02    Receipt of Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         3.03    Receipt of Certified Copy of Corporate Proceedings and Certificate of Incumbency . . . . . . . . . . -23-
         3.04    Receipt of Ratification of Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         3.05    Accuracy of Representations and Warranties and No Event of Default . . . . . . . . . . . . . . . . . -23-
         3.06    Legal Matters Satisfactory to Special Counsel to the Bank  . . . . . . . . . . . . . . . . . . . . . -24-
         3.07    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
         3.08    Status of Record Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
         3.09    Collateral Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
         3.10    UCC Search . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
         3.11    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
         3.12    Request for Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         4.01    Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         4.02    Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         4.03    Valid and Binding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-

         4.04    Scope and Accuracy of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         4.05    Liabilities, Litigation and Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         4.06    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         4.07    Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         4.08    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         4.09    Authorizations and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         4.10    Compliance with Laws, Rules, Regulations and Orders  . . . . . . . . . . . . . . . . . . . . . . . . -27-
         4.11    Proper Filing of Tax Returns and Payment of Taxes Due  . . . . . . . . . . . . . . . . . . . . . . . -27-
         4.12    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         4.13    Investment Company Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         4.14    Public Utility Holding Company Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         4.15    Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         4.16    Interest in the Borrowing Base Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         4.17    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         4.18    Producing Wells  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         4.19    Ownership of Colombian Oil Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-

ARTICLE V.       AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         5.01    Use of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         5.02    Maintenance and Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         5.03    Quarterly Unaudited Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         5.04    Annual Audited Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         5.05    Information to Accompany Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         5.06    Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         5.07    Statement of Material Adverse Change in Condition  . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         5.08    Title Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         5.09    Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         5.10    Compliance with Laws and Payment of Assessments and Charges  . . . . . . . . . . . . . . . . . . . . -31-
         5.11    Maintenance of Corporate Existence and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . -32-
         5.12    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         5.13    Initial Expenses of the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         5.14    Subsequent Expenses of the Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         5.15    Maintenance of Tangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         5.16    Maintenance of Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
         5.17    Inspection of Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
         5.18    Payment of Note and Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
         5.19    ERISA Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
         5.20    Tangible Net Worth Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
         5.21    Other Financial Ratios . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
         5.22    General and Administrative Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
         5.23    Compliance with Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
         5.24    Hazardous Substances Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -35-
         5.25    Properties Not Operated by Borrower or Guarantors  . . . . . . . . . . . . . . . . . . . . . . . . . -36-
         5.26    Maintenance of Lockbox Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -36-
         5.27    Advances Among Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -36-
         5.28    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -36-
         5.29    Operation of Borrowing Base Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -36-
         5.30    Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -36-

         5.31    Payment Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -37-
         5.32    Advances to Santa Maria  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -37-
         5.33    Operation of Colombian Oil Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -37-

ARTICLE VI.      NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -37-
         6.01    Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -37-
         6.02    Guarantee of Payment or Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         6.03    Loans or Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         6.04    Mortgages or Pledges of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         6.05    Sales of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         6.06    Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         6.07    Payment of Accounts Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         6.08    Cancellation of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         6.09    Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
         6.10    Changes in Corporate Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
         6.11    Intercompany Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
         6.12    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
         6.13    Certain Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
         6.14    Limitation on Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
         6.15    Limitation on Hedging  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
         6.16    Pooling or Unitization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
         6.17    Limitation on Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-

ARTICLE VII.     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
         7.01    Enumeration of Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
         7.02    Rights Upon Unmatured Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -41-
         7.03    Rights Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -41-

ARTICLE VIII.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
         8.01    Security Interests in Deposits and Right of Offset or Banker's Lien  . . . . . . . . . . . . . . . . -42-
         8.02    Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . -42-
         8.03    Waiver of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
         8.04    Notices and Other Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -43-
         8.05    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -43-
         8.06    Renewals and Extensions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -43-
         8.07    No Waiver by Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -43-
         8.08    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
         8.09    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
         8.10    Incorporation of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
         8.11    Survival Upon Unenforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
         8.12    Rights of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
         8.13    Amendments or Modifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
         8.14    Agreement Construed as an Entirety . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
         8.15    Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -45-
         8.16    AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -45-
         8.17    Controlling Provision Upon Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -45-
         8.18    Time, Place and Method of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -45-
         8.19    Counterpart Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -45-

                                   SCHEDULES

Schedule 1            Existing Mortgages and Security Agreements and Prior Notes
Schedule 4.05         Litigation
Schedule 5.01         Use of Proceeds


                                EXHIBITS

Exhibit "A"           Compliance Certificate
Exhibit "B-1"         Revolving Note
Exhibit "B-2"         Amended Note
Exhibit "C"           Ratification of Guaranty

                   FIRST AMENDED AND RESTATED LOAN AGREEMENT


                   THIS LOAN AGREEMENT, dated as of the 23rd day of September 1996, made and entered into by and among SABA PETROLEUM COMPANY, a Colorado corporation (the "Borrower"), each of the Guarantors defined herein, and BANK ONE, TEXAS, NA, a national banking association (the "Bank"), evidences the arrangements concerning certain loans to the Borrower by the Bank.

                              W I T N E S S E T H

                   WHEREAS, Borrower and Bank entered into a Loan Agreement dated September 20, 1993, and subsequently entered into a First Amendment to said Loan Agreement on July 22, 1994, effective as of March 31, 1994, a letter amendment thereto dated January 20, 1995, a Second Amendment thereto dated effective as of March 31, 1995, a Third Amendment thereto dated September 7, 1995, effective as of June 30, 1995 as to certain Sections, followed by a Fourth Amendment thereto dated November 29, 1995, effective as of October 31, 1995, a Fifth Amendment thereto dated May 31, 1996, and a Sixth Amendment thereto dated August 30, 1996 (collectively the "Prior Loan Agreement").

                   WHEREAS, Borrower desires to extend, rearrange, and renew the Indebtedness arising under the Prior Loan Agreement, and to entirely amend and restate such Prior Loan Agreement; and

                   WHEREAS, Bank is willing to extend, rearrange, and renew the Indebtedness arising under the Prior Loan Agreement, and to amend and restate such Prior Loan Agreement, in accordance with the terms set forth herein;

                   NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Bank and the Borrower agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

                   As used in this Agreement, the following terms shall have the meanings indicated:

                   "Affiliate" means, as applied to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                   "Agreement" means this Loan Agreement, as the same may be amended, modified, renewed, extended, supplemented, or restated from time to time.

                   "Amended Note" means the promissory note in an original face amount of the unpaid principal balance of the Loans as of the Conversion Date, dated as of the Conversion Date and made by Borrower payable to the order of Bank in the form attached hereto as Exhibit "B- 2", together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof.

                   "Available Investment Funds" means Qualified Liquid Assets plus Available Unrestricted Loans; provided that, during any period when Qualified Liquid Assets is not a positive amount, "Available Investment Funds" shall be zero Dollars ($0.00).

                   "Available Unrestricted Loans" means the unborrowed portion of the Revolving Commitment, minus the greater of: (a) fifteen percent (15%) of the Revolving Commitment, or (b) fifty percent (50%) of the unborrowed portion of the Revolving Commitment.

                   "Base Rate" means, at any time, the rate of interest per annum then most recently established by the Bank as its BANK ONE Base Rate, which is eight and one-quarter percent (8.25%) as of the date hereof.

                   "Base Rate Loan" means any loan from time to time for which interest thereon is to be computed at the Floating Rate.

                   "Borrowing Base" means the sum of Borrowing Base I and Borrowing Base II.
                   "Borrowing Base I" means the maximum value, for loan purposes, of the Borrowing Base Properties, as determined at the discretion of the Bank from time to time in accordance with Section 2.03 of this Agreement.

                   "Borrowing Base II" means the maximum amount that will be made available to Borrower for the development of Oil and Gas Properties of Guarantors existing on the date of this Agreement, which is initially $2,000,000.00 as of the date of this Agreement, and as redetermined at the discretion of the Bank from time to time in accordance with Section 2.03 of this Agreement.

                   "Borrowing Base II Loans" means Tranche 1 Loans and Tranche 2 Loans.

                   "Borrowing Base Properties" means those Oil and Gas Properties of each Guarantor which are now owned or hereafter acquired, subject to the liens created by the Collateral Documents to secure the indebtedness evidenced by the Note and the obligations of Borrower and Guarantors as evidenced by the Loan Documents, which Oil and Gas Properties include: (a) those described or referred to in the Existing Mortgages and Security Agreements, excluding any Oil and Gas Properties that have heretofore been expressly released therefrom by releases duly executed by the Bank and filed for record, and (b) those hereafter subjected to the liens created by the Collateral Documents pursuant to any supplement or amendment to such Collateral Documents executed by any Borrower or Guarantor.

                   "Business Day" shall mean: (a) for all purposes, a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas or the laws of the United States of America, and (b) in addition, for purposes of any LIBOR Loan, a day that satisfies the requirements of clause (a) and is a day on which commercial banks in London, England are open for domestic or international business.

                   "Collateral Documents" means the Existing Mortgages and Security Agreements, and any and all other instruments or documents hereafter executed in connection with or as security for the payment of the Note.

                   "Colombian Oil Properties" means the interests, properties, licenses and rights described on Exhibit "A" attached to the Third Amendment.

                   "Conversion Date" means July 1, 1998.

                   "Compliance Certificates" means the certificates of the president or chief financial officer of the Borrower submitted to the Bank from time to time pursuant to this Agreement and attesting to and providing calculation of the financial covenants and stating, to such officer's knowledge, whether or not an Event of Default has occurred and is continuing and, if such an event has occurred, the actions being taken by the Borrower, to remedy such situation, which certificates shall be in the form attached hereto as Exhibit "A".

                   "Consolidated Current Assets" and "Consolidated Current Liabilities" means, at any time, all assets or liabilities, respectively, that should, in accordance with GAAP, be classified as current assets or current liabilities, respectively, on a consolidated balance sheet of the Borrower.

                   "Consolidated Liabilities" means all Indebtedness that, in accordance with GAAP, should be classified as liabilities on a consolidated balance sheet of the Borrower.

                   "Dollar(s)" and "$" means dollars in the currency of the United States of America.

                   "Environmental Laws" means (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all environmental statutes of the republic of Colombia or of any state in which property of the Borrower or any of its Subsidiaries is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws or laws of the republic of Colombia; and (d) any other federal, state, local, or republic of Colombia statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of Hazardous Substances.

                   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

                   "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

                   "Event of Default" means any of the events specified in
Section 7.01 of this Agreement.

                   "Existing Mortgages and Security Agreements" means, collectively, each of the instruments (other than promissory notes) described on Schedule 1 hereto.

                   "Financial Statements" means the statements of the financial condition of the indicated Person, as at the point in time and for the period indicated and consisting of at least a consolidated balance sheet, income statement and statement of cash flows, and, when the foregoing are audited, accompanied by the certification of such Person's independent certified public accountants and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding year.

                   "Floating Rate" means: (a) with respect to a Loan to which Borrowing Base I applies, the Bank's Base Rate in effect from time to time plus three-quarters of one percent (0.75%), and (b) with respect to a Loan to which Borrowing Base II applies, the Bank's Base Rate in effect from time to time plus four percent (4.0%).

                   "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

                   "Guarantor(s)" means, individually and collectively, Saba Energy of Texas, Incorporated, a Texas corporation, Saba Petroleum, Inc., a California corporation, and Saba Petroleum of Michigan, Inc., a Michigan corporation.

                   "Guaranty" means, with respect to each Guarantor, the guaranty of such Guarantor of all of Borrower's Obligations to the Bank, executed pursuant to the Prior Loan Agreement, as ratified pursuant to this Agreement.

                   "Hazardous Substances" means flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws now or hereafter enacted or promulgated by any regulatory authority or governmental body.

                   "Increased Costs" has the meaning attributed to that term in
Section 2.07.

                   "Indebtedness" means, as to any Person, (a) all items of indebtedness or liability (other than capital, surplus, deferred credits and reserves, as such) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) indebtedness secured by any mortgage, pledge or lien existing on or encumbering property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness secured thereby shall have been assumed, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, purchase of securities or capital contribution, through a commitment to pay for property or services regardless of the nondelivery of such property or the nonfurnishing of such services or otherwise), or in respect of which such Person has otherwise become directly or indirectly liable, contingently or otherwise, whether now existing or hereafter arising.

                   "Interest Rate(s)" means the Floating Rate or the LIBOR Rate, as applicable.

                   "Interest Period" means as to any LIBOR Loan the period commencing on and including the date of such Loan (or on the effective date of the election pursuant to Section 2.06(B) by which such Loan became a LIBOR
Loan) and ending on and including the day preceding the same day (or if there is no such same day, the day preceding the last day) in the 1st, 2nd, 3rd, or 6th calendar month thereafter, as selected by the Borrower in accordance with
Section 2.06(B), and thereafter such period commencing on and including the day immediately following the last day of the then ending Interest Period for such Loan and ending on and including the day preceding the day corresponding to the first day of such Interest Period (or if there is no such corresponding day, the day preceding the last day), in the 1st, 2nd, 3rd, or 6th calendar month thereafter, as so selected by the Borrower; provided, however, that if any such

Interest Period would otherwise end on a day prior to a day that is not a Business Day it shall be extended so as to end on the day prior to the next succeeding Business Day unless the same would fall in a different calendar month, in which case such Interest Period shall end on the day preceding the first Business Day preceding such next succeeding Business Day.

                   "Investment" in any Person means any stock, bond, note or other evidence of Indebtedness or any other security (other than current trade and customer accounts) of, or loan to, such Person.

                   "Leases" means oil and gas leases and oil, gas and mineral leases constituting any part of the Borrowing Base Properties.

                   "Letters of Credit" means letters of credit to be issued by the Bank for the account of the Borrower pursuant to Section 2.16, in the form acceptable to the Bank, and all extensions, renewals and modifications thereof.

                   "LIBOR" means, in respect to any Interest Period, the rate per annum determined by the Bank to be the quotient of (a) the rate quoted, on an immediately available funds basis, to the Bank, at approximately 10:00 a.m. local time in Houston, Texas on the date two (2) Business Days prior to the first day of such Interest Period, for the offering by leading banks in the London interbank market of Dollars for deposit with the Bank for a period comparable to such Interest Period and in an amount comparable to the amount of the Loan determined by the Bank to be outstanding during such Interest Period and as to which the LIBOR Rate is to be determined, divided by (b) 1.0, minus the Reserve Percentage expressed as a decimal, for such Interest Period.

                   "LIBOR Loan" means any Loan from time to time for which interest thereon is to be computed on the basis of the LIBOR Rate.

                   "LIBOR Rate" means a rate per annum equal to the sum of LIBOR for the Interest Period for which interest is to be determined at the LIBOR Rate, plus two and three-quarters percent (2.75%) per annum.

                   "Limitation Period" means any period while any amount remains owing on the Note and interest on such amount calculated at the applicable Interest Rate, plus any fees payable hereunder and deemed to be interest under applicable law, would exceed the Maximum Rate.

                   "Loan" means, singly, any advance by the Bank to the Borrower pursuant to this Agreement and "Loans" means, cumulatively, the aggregate sum of all money advanced by the Bank to the Borrower pursuant to this Agreement.

                   "Loan Documents" means this Agreement and all promissory notes, security agreements, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with the Prior Loan Agreement and this Agreement, as such instruments, documents, and agreements have been or may hereafter be amended, modified, renewed, extended, supplemented, or restated from time to time.

                   "Loan Excess" means, at any point in time, the amount, if any, by which the outstanding balance on the Loans evidenced by the Note exceeds the Revolving Commitment then in effect.

                   "Marketable Title" means good and indefeasible title, free and clear of all mortgages, liens and encumbrances, except for Permitted Encumbrances.

                   "Maximum Rate" means the maximum non-usurious interest rate permissible under applicable laws of the State of Texas or those of the United States of America applicable to the Bank.

                   "Multi-employer Plan" means a plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

                   "Note" means that certain promissory note in the original face amount of $25,000,000.00 dated of even date herewith made by the Borrower payable to the order of the Bank in the form attached hereto as Exhibit "B-1", together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence certain advances to the Borrower by the Bank pursuant to Section 2.01 hereof.

                   "Obligations" means all obligations, indebtedness, and liabilities of the Borrower to the Bank, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, specified, unspecified, joint, several, or joint and several under this Agreement and the Loan Documents, and all interest and fees accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

                   "Oil and Gas Properties" means fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to properties situated in the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

                   "Permitted Encumbrances" means (a) liens of operators under joint operating agreements or similar contractual arrangements with respect to Borrower's proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests owned jointly with others, to the extent same relate to sums of not more than thirty (30) days past due or sums which are being contested in good faith by appropriate proceedings and as to which adequate alternate security has been provided such that the liens are not subject to foreclosure, (b) liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate alternate security has been provided such that the liens are not subject to foreclosure, (c) vendors, carriers, warehousemen, repairmen, mechanics, workmen's, materialman's, construction or other similar liens arising by operation of laws in the ordinary course of business which are not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate alternate security has been provided such that the liens are not subject to foreclosure,
(d) liens created in favor of the Bank and other liens expressly permitted under the Collateral Documents, and (e) liens, encumbrances or other burdens described in the Financial Statements or on Exhibit A attached hereto.

                   "Person" means an individual, company, corporation, partnership, joint venture, trust, association, unincorporated organization or a government or any agency or political subdivision thereof.

                   "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                   "Prior Loan Agreement" shall have the meaning assigned to that term in the first Recital to this Agreement.

                   "Prior Notes" shall mean those certain promissory notes described on Schedule 1 hereto.

                   "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

                   "Proved Reserves" means the estimated quantities of crude oil, condensate, natural gas liquids and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable by primary producing mechanisms in future years from known reservoirs underlying lands or interests therein constituting Oil and Gas Properties, under existing economic and operating conditions. Reserves which can be produced economically through application of improved recovery techniques (i.e., fluid injection) will be included in Proved Reserves when successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the pilot project or installed program was based. In general, the economic producability of the estimated proved reserves is supported by actual production or a conclusive formation test; however, in certain instances proved reserves are assigned to reservoirs on the basis of a combination of electrical and other type logs and core analyses which indicate these reservoirs are analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test.

                   "Qualified Liquid Assets" means the sum of: (a) the net amount of Borrower's cash-on-hand that is unencumbered by liens, claims, or security interests in favor of the Bank or third parties; plus (b) Borrower's accounts receivable as operator of its Oil and Gas Properties resulting from its joint interest billings to non-operators owning an interest in such Oil and Gas Properties, net of any such accounts receivable that are doubtful, uncollectible, or more than ninety (90) days overdue; plus (c) Sabacol's accounts receivable that are payable in Dollars, net of any such accounts receivable that are doubtful, uncollectible, or more than ninety (90) days overdue; minus (d) Consolidated Liabilities, exclusive of (i) current maturities of Borrower's Indebtedness to the Bank, (ii) liabilities of Santa Maria and Beaver Lake Resources Corporation, and (iii) Borrower's accounts payable that relate directly to its domestic Oil and Gas Properties and would constitute "Direct Charges," as defined in the form of Accounting Procedure Joint Operations (1984 Onshore edition), promulgated by the Counsel of Petroleum Accountants Societies.

                   "Ratification of Guaranty" means the ratification agreement in the form attached hereto as Exhibit "D," duly executed by each Guarantor, pursuant to which such Guarantor ratifies its obligations to Bank arising under the Guaranty heretofore executed by such Guarantor.

                   "Registration Statement" means the Securities and Exchange Commission Form SB-2, File No. 33-94678, filed by Borrower with the Securities and Exchange Commission relating to the registration of $12,650,000 of Convertible Senior Subordinated Debentures (inclusive of debentures which the underwriters have the option to purchase to cover over-allotments) offered by Borrower.

                   "Reportable Event" means any of the events set forth in
Section 4043 of ERISA.

                   "Request for Advance" means the written or verbal (confirmed in writing within three (3) Business Days) request by the Borrower for a Loan by the Bank pursuant to this Agreement, which Request for Advance shall include a statement of the amount requested to be advanced, the date of the requested advance and such other information as the Bank in its sole, but reasonable discretion deems necessary; provided that a Request for Advance applicable to a Borrowing Base II Loan must be in writing and shall include Borrower's applicable authorization for expenditures ("AFE") for the operation to be funded with such Loan, a detailed description of the proposed operation, Borrower's prognosis for the proposed operation, and any applicable invoices relating thereto.

                   "Required Number" means: in the case of notices hereunder
(i) relative to borrowings, prepayments, elections of the LIBOR Rate, selections of Interest Periods for, or other transactions in respect of, LIBOR
Loans: three (3) Business Days; or (ii) relative to all transactions in respect of Base Rate Loans; one (1) Business Day; it being understood, however, that in the case of notices involving transactions in respect of more than one type of Loan (such as a change in type of Loan in accordance with Section 2.06(B)), "Required Number" means that number of days, as indicated above in respect of the Loans involved, which would constitute the longest applicable period of time.

                   "Reserve Percentage" means for any Interest Period, the average (for such Interest Period) maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D of the Federal Reserve Board by member banks of the Federal Reserve System as it applies to the Bank against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by member banks by reason of any regulatory change against (i) any category of liabilities that includes deposits by reference to which the interest rate for LIBOR Loans is to be determined as provided in this Agreement or (ii) any category of extensions of credit or other assets that include LIBOR Loans. As of the date of this Agreement the Reserve Percentage is zero.

                   "Revolving Commitment" means the obligation of the Bank, subject to the provisions of this Agreement and existing only through the Conversion Date or any extension thereof, to advance to the Borrower funds in an amount not to exceed at any one time outstanding the lesser of: (a) the Borrowing Base then in effect, or (b) the Revolving Commitment Limit.

                   "Revolving Commitment Limit" means $13,400,000 as of the date of this Agreement, and such different amounts as are subsequently established, from time to time, pursuant to Section 2.19 hereof.

                   "Revolving Loan" means the Loans made pursuant to Section
2.01 hereof.

                   "Sabacol" means Sabacol, Inc., a Delaware corporation, which is a wholly owned Subsidiary of Borrower.

                   "Santa Maria" means Santa Maria Refining Company, a California corporation, and a wholly-owned Subsidiary of Borrower created to purchase, hold, and operate certain land and equipment.

                   "Subsidiary" means, with respect to Borrower and each Guarantor, respectively, (a) any corporation in which Borrower or such Guarantor, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation; and (b) any partnership, association, joint venture, or other entity in which Borrower or such Guarantor, respectively, directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

                   "Termination Date" means July 1, 2001; provided that solely with respect to Tranche 1 Loans and Tranche 2 Loans, "Termination Date" means April 1, 1998.

                   "Third Amendment" means that certain Third Amendment dated September 7, 1995, which is a part of the Prior Loan Agreement.

                   "Tranche 1 Loan(s)" means the first $2,000,000.00 of funding advanced to Borrower that is designated by Bank as a Loan made under Borrowing Base II.

                   "Tranche 2 Loan(s)" means all funding advanced to Borrower that is designated by Bank as Loans made under Borrowing Base II, in excess of the Tranche 1 Loan(s), not to exceed, however, $2,000,000.00 in the aggregate.

                   "Unmatured Event of Default" means any event or occurrence which solely with the lapse of time or the giving of notice or both will ripen into an Event of Default.

                   Undefined financial accounting terms used in this Agreement shall be defined according to GAAP.

                                  ARTICLE II.

                                    THE LOAN

                 2.01 Revolving Line. Upon the terms and conditions (including, without limitation, the right of the Bank to terminate the Revolving Commitment hereunder upon an Event of Default or to suspend the Bank's obligation to make additional Loans if there exists an Unmatured Event of Default) and relying on the representations and warranties contained in this Agreement, the Bank agrees, for a period from and after the date hereof through the last Business Day prior to the Conversion Date, to make advances to the Borrower from time to time following receipt of a Request for Advance, at least one (1) Business Day prior to the requested date of advance, in such amounts as the Borrower may request; provided, however, each such Loan shall be in an amount of not less than $100,000.00 and in an integral multiple of $10,000.00 and the aggregate principal amount of all Loans made pursuant to this Section
2.01 and at any one time outstanding shall not exceed the Revolving Commitment. Advances of Borrowing Base II Loans shall not be made more often than once each calendar month, and not sooner than twenty (20) days after the most recent prior advance of any Borrowing Base II Loan.

                 The Borrower may use this revolving credit by borrowing, prepaying and reborrowing through the last Business Day prior to the Conversion Date, all in accordance with the terms and conditions of this Agreement; provided that the availability of funding under Borrowing Base II Loans shall be used only once by Borrower, and funds may not be borrowed, repaid, and reborrowed by Borrower under Borrowing Base II. The borrowings made by the Borrower pursuant to the Revolving Commitment shall be made at the principal office of the Bank and shall be evidenced by the Note.

                 2.02 Advances and Payments Under the Note. Each time an advance is made against or payment is made on the Note, the Bank is hereby irrevocably authorized by the Borrower to make appropriate entries of such in its records in accordance with its customary practices of accounting for advances and payments on notes.

                 The aggregate unpaid amount of advances reflected by the Bank on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. Interest provided for in the Note and herein shall be calculated on unpaid sums actually advanced and outstanding under the Note pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced to the Borrower and outstanding under this Agreement and interest on such amounts calculated in accordance with this Agreement.

                 2.03 Borrowing Base Determination. The initial Borrowing Base is established at Eleven Million Four Hundred Thousand and No/100 Dollars ($11,400,000.00), effective as of September 1, 1996, consisting of Borrowing Base I in the amount of $9,400,000.00 and Borrowing Base II in the amount of $2,000,000.00. Borrowing Base I shall initially decline in the amount of $200,000.00, monthly, beginning on October 1, 1996, and at the beginning of each successive month thereafter until the effective date of the next redetermination of the Borrowing Base as set forth in this Section. Borrowing Base II shall initially decline at the rate of $111,000.00, monthly, beginning on the sixtieth (60th) day after the execution and delivery of this Agreement by Bank and Borrower, and on the same day of each successive month thereafter until the effective date of the next redetermination of Borrowing Base II, as set forth in this Section. If and when Borrower believes that the value of the Proved Reserves attributable to the Borrowing Base Properties existing on the date of this Agreement has been increased as the result of its expenditure of funds from Tranche 1 Loans in connection with the development of such Borrowing Base Properties, and if Borrower then desires to increase Borrowing Base I and to borrow additional funds under Tranche 2, it shall deliver to Bank a reserve report, in form and substance satisfactory to the Bank, certified by an independent petroleum engineer or firm of engineers satisfactory to the Bank in its sole judgment, supporting the inclusion into Borrowing Base I of the incremental Proved Reserves resulting from Borrower's expenditure of funds obtained under the Tranche 1 Loans. If and when Borrowing Base I is increased as the result of the inclusion of the incremental Proved Reserves resulting from Borrower's expenditure of funds obtained under Tranche 1 Loans, then the outstanding balance of the Tranche 1 Loans shall become part of the Revolving Commitment under Borrowing Base I, the provisions hereof relating to Borrowing Base II shall no longer be applicable to such loans, and Borrowing Base II shall be reduced by the amount of such loans. If Borrower requests and the Bank approves of additional borrowings as Tranche 2 Loans, then the Bank shall thereupon redetermine Borrowing Base II and thereafter, Borrowing Base II will decrease by five and 55/100 percent (5.55%) per month of the aggregate amount funded under Tranche 2 Loans, beginning on the first day of the calendar month that begins on or after the sixtieth day of any funding of a Tranche 2 Loan, and on the first day of each successive month thereafter.

                 Commencing on April 1, 1997, and on or before each October 1 and April 1 thereafter until the Termination Date, the Borrower shall furnish to the Bank a report, in form and substance satisfactory to the Bank, which report shall set forth, as of each preceding January 1 or July 1, respectively, as applicable, the Proved Reserves attributable to the Borrowing Base Properties. Each report to be provided on or before each April 1 shall be prepared by an independent petroleum engineer or firm of engineers reasonably satisfactory to the Bank in its reasonable judgment, and each report to be provided on or before each October 1 may be prepared by Borrower's own engineers. Upon receipt of each such report, the Bank shall diligently endeavor to make a redetermination of the Borrowing Base and of the monthly reduction amount thereof within thirty (30) days after receipt of such report, in accordance with its customary lending practices and then-current standards, both of which shall become effective upon verbal notification from the Bank to the Borrower, subsequently confirmed in writing, and which, subject to the other provisions of this Agreement, shall be the amount of the Borrowing Base and the monthly reduction thereof until the effective date of the next redetermination of the Borrowing Base and monthly reduction amounts as set forth in this Section.

                 Beginning with the first report to be delivered to the Bank on or before April 1, 1997, and continuing with each successive semi-annual report thereafter, the Borrower shall contemporaneously pay a fee of $7,000.00 to the Bank for its analysis of such report and reevaluation of the Borrowing Base. The Borrower may, at any time and from time to time, request that a redetermination of the Borrowing Base and the monthly reduction thereof be made by the Bank. At any time engineering reviews are requested by the Borrower in connection with a Borrowing Base redetermination, other than the semi-annual reviews required by the Bank as provided above, an additional fee in an amount of $7,000.00 for the Bank's analysis of such report and reevaluation of the Borrowing Base shall contemporaneously be paid to the Bank by the Borrower.

                 At any time, and from time to time, Bank may, without charge to the Borrower, redetermine the Borrowing Base, which redetermination shall become effective upon written notification from Bank to Borrower and which, subject to the other provisions of this Agreement, shall be the amount of the Borrowing Base until the effective date of the next redetermination of the Borrowing Base as set forth in this Section. The determination of the Borrowing Base shall be made, at the sole good faith discretion of the Bank in accordance with its customary lending practices and then-current standards, by reviewing the independent engineer's estimates of the projected rate of production and projected revenues from the Borrowing Base Properties and such additional information as the Bank deems relevant. The Bank may make adjustments, at its sole good faith discretion and in accordance with its customary lending practices and then-current standards, to such estimates.

                 The Borrowing Base shall represent the Bank's determination, in accordance with its customary lending practices and then- current standards, of the value, for loan purposes, of the Borrowing Base Properties and the Borrower acknowledges, for purposes of this Agreement, such determination by the Bank as being the value, for loan purposes, of the Borrowing Base Properties. The Borrower and the Bank acknowledge that (a) due to the uncertainties of the oil and gas extraction process, the Borrowing Base Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value and (b) for this reason and the difficulties and expenses involved in liquidating and collecting against the Borrowing Base Properties, the Bank's determination of the value, for loan purposes, of the Borrowing Base Properties contains an equity cushion, which equity cushion is acknowledged by the Borrower as essential for the adequate protection of the Bank.

                 2.04 Mandatory Prepayment of the Note. In the event that the Bank determines that a Loan Excess exists, the Borrower shall immediately, but in no event later than forty-five (45) days following any such determination, (a) prepay the principal of the Note in an aggregate amount at least equal to such Loan Excess or (b) add to the Borrowing Base Properties additional Oil and Gas Properties sufficient in value to increase the Borrowing Base to equal the unpaid principal amount of the Note, which determination shall be made by the Bank, at its sole good faith discretion in accordance with its customary lending practices and then-current standards of valuation, for loan purposes of the Borrowing Base Properties so added. If the Borrower elects under (b) hereof to add to the Borrowing Base Properties additional Oil and Gas Properties sufficient in value to eliminate all or a portion of such Loan Excess, the Borrower must, within such forty-five (45) day period, provide to the Bank evidence of Borrower's Marketable Title to such Oil and Gas Properties and an engineering report applicable thereto that conforms to the requirements of Section 2.03, and upon the timely delivery of such information, Bank, in its sole, good faith discretion may provide the Borrower additional time beyond such forty-five (45) day period to allow the Bank to evaluate such engineering report and title information to determine whether it will accept such additional Oil and Gas Properties as Borrowing Base Properties, and if so, the amount (if any) by which the Borrowing Base would be increased as a result of including such Oil and Gas Properties in the Borrowing Base Properties, which determination shall be made by the Bank in accordance with its customary lending practices and then current standards of valuation. After the Bank has notified the Borrower of either: (x) the amount (if any) by which the Borrowing Base would be increased as the result of the addition of such Oil and Gas Properties to the Borrowing Base Properties, or (y) the Bank's rejection of such additional Oil and Gas Properties, the Borrower shall have a period of ten
(10) days thereafter to prepay the outstanding principal of the Note in an aggregate amount that is at least equal to the Loan Excess (if any) that remains after Bank's acceptance or rejection of the additional Oil and Gas Properties that Borrower proposed to add to the Borrowing Base Properties.

                 2.05 Prepayment and Conversion. Upon the Required Number of days notice to the Bank, the Borrower may: (a) without the payment of penalty or premium, prepay the principal of the Loans, or (b) voluntarily convert the applicable Interest Rate of any Loan (other than Borrowing Base II Loans) prior to the termination of the applicable Interest Period in whole or in part, from time to time; any partial payment or conversion to be made in the sum of not less than $500,000 or any $100,000 increment in addition thereto; provided that with respect to any such prepayment or conversion of any Loan upon which interest is being calculated at the LIBOR Rate the Borrower shall reimburse the Bank on demand for any costs, including administrative costs, incurred by the Bank as a result of such prepayment or conversion and any loss incurred or to be incurred by the Bank in the redeployment of the funds released by any such prepayment. Such loss shall be the difference, as reasonably determined by Bank, between (i) Bank's gross return hereunder with respect to that portion of the Loans which is prepaid, based on the applicable Interest Rate for such portion of the Loans and (ii) any lesser amount realized by Bank in deploying the funds received in repayment, or otherwise realized from that portion of the Loans so prepaid, during the period from the date of the prepayment until the end of the Interest Period for that portion of the Loans prepaid; provided that Bank shall use its best efforts to redeploy such funds in a commercially reasonable manner.

                 2.06      Interest Rate and Payments of Interest.

                 (A) Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as appropriate. Interest on LIBOR Loans shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the outstanding principal balance of the Loans shall accrue for each day at either the Floating Rate for such day or the LIBOR Rate for the Interest Period which includes such day, all as elected and specified (including specification as to length of Interest Period, as permitted by the definition of that term, with respect to any election of the LIBOR Rate) by the Borrower in accordance with
                 Section 2.06(B); provided that:

                           (i) In the absence of an election by the Borrower of the LIBOR Rate, or, having made such election but upon the Required Number of days prior to the end of the then current Interest Period the Borrower fails or is not entitled under the terms of this Agreement to elect to continue such Interest Rate and specify the applicable Interest Period therefor, then upon the expiration of such then current Interest Period, interest on the Loans shall accrue for each day at the Floating Rate for such day, until the Borrower, pursuant to Section 2.06(B), elects a different Interest Rate and specifies the Interest Period for the Loans.

                           (ii) Interest accruing on any LIBOR Loan during any Interest Period shall be payable on the last Business Day of such then current Interest Period; provided, however, that with respect to LIBOR Loans for which the Interest Period selected by the Borrower pursuant to Section 2.06(B) is greater than three (3) months, interest shall be payable quarterly on the last Business Day of such quarterly period with the first such quarterly period commencing on the first day of the applicable Interest Period with any remaining unpaid interest being due and payable on the last day of such Interest Period; provided further that all accrued interest on any LIBOR Loan converted or prepaid pursuant to Section 2.05 shall be paid immediately upon such prepayment or conversion.

                 (B) By at least the Required Number of days prior to Closing, the Borrower shall select the initial Interest Rate to be charged on the Loans disbursed at the Closing and from time to time thereafter the Borrower may elect, on at least the Required Number of days' irrevocable prior written (or telephoned, promptly confirmed by written) notice to the Bank, an initial Interest Rate for any additional Loan, or to change the Interest Rate on any Loan to any other Interest Rate (including, when applicable, the selection of the Interest Period); provided that; (i) the Borrower shall not select an Interest Period that extends beyond the Termination Date; (ii) except as otherwise provided in Section 2.05 no such change from the LIBOR Rate to another Interest Rate shall become effective on a day other than the day, which must be a Business Day, next following the last day of the Interest Period last effective for such LIBOR Loan; (iii) any elections made by the Borrower pursuant to this Section 2.06(B) shall be in the amount of $100,000, plus any additional increment of $100,000; (iv) notwithstanding anything herein to the contrary, the Borrower may not make any election under this Section 2.06(B) that would result in Loans outstanding at more than three (3) different LIBOR Rates without the written agreement of the Bank to do so; and (v) the first day of each Interest Period as to a LIBOR Loan shall be a Business Day.

                 (C) Interest on Base Rate Loans shall be paid monthly in arrears on the last day of each calendar month commencing with any month during which interest begins to accrue at the Floating Rate, as elected by Borrower pursuant to Section 2.06(B), and on the date the principal of such Loans shall be due (at stated maturity, on acceleration, or otherwise).

                 (D) All Borrowing Base II Loans shall be Base Rate Loans and may not be LIBOR Loans.

                 (E) Interest on past-due principal shall accrue at the greater of the applicable Floating Rate plus three percent (3.00%) or LIBOR plus five and three-quarters percent (5.75%) until such principal is paid in full, and shall be payable upon demand by the Bank.

                 (F) The Bank shall notify the Borrower of the current Base Rate and of the current LIBOR Rate from time to time upon request by the Borrower.

                 (G) It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time. Accordingly, if any transactions contemplated hereby would be usurious under applicable Law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement, or any other agreement entered into in connection with this Agreement, it is agreed the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement shall under no circumstances exceed the Maximum Rate, and any excess shall be credited to the Borrower by Bank (or, if such consideration shall have been paid in full, such excess refunded to the Borrower by Bank). All sums paid, or agreed to be paid, to the Bank for use, forbearance, and detention of the indebtedness of the Borrower by the Bank shall, to the extent permitted by applicable laws, be amortized, pro rated, allocated, and spread throughout the full term of such indebtedness until such indebtedness is paid in full so that the actual rate of interest is uniform, but does not exceed the Maximum Rate, throughout the full term thereof. If at any time the applicable Interest Rate, which shall be deemed for purposes of this Section 2.06(G), only, to include any other fees, charges, or other forms of consideration which constitute interest under applicable law that is contracted for, charged, or received under this Agreement or any other agreement entered into in connection with this Agreement, exceeds the Maximum Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to the Maximum Rate, but any subsequent reductions in the Interest Rate otherwise provided for herein shall not reduce the interest to accrue pursuant to this Agreement below the Maximum Rate until the total amount of interest accrued pursuant to this Agreement equals the amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect, then the Borrower agrees to pay upon final maturity of the Loans an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the Maximum Rate had at all times been in effect or (ii) the amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect, and
                 (b) the amount of interest accrued in accordance with the other provisions of this Agreement.

                 2.07      Increased Cost of Loans.

                 (A) Notwithstanding any other provisions herein, if as a result of any regulatory change

                           (i) the basis of taxation of payments to Bank of the principal of, or interest on, any LIBOR Loan or any other amounts due under this Agreement in respect of any such LIBOR Loan (except for taxes imposed on the overall net income or receipts of Bank, and franchise or other taxes imposed generally on Bank), by the jurisdiction (or any political subdivision therein) in which Bank has its principal office (if such other taxes do not specifically affect the cost to Bank of making the Loans) is changed;

                           (ii) any reserve, special deposit, or similar requirement (including without limitation any reserve requirement under regulations of the Board of Governors of the Federal Reserve System) against assets of, deposits with, or for the account of, or credit extended by Bank, is imposed, increased, modified, or deemed applicable; or

                           (iii) any other condition affecting this Agreement or any LIBOR Loan is imposed on Bank or (in the case of LIBOR Loans) the London interbank market;

                 and the result of any of the foregoing is to increase the actual direct cost to Bank of making or maintaining any such LIBOR Loan or to reduce the amount of any sum received by Bank hereunder in respect thereof (and such increase or reduction shall not have been compensated by a corresponding increase in the interest rate applicable to the respective Loans), by an amount deemed by Bank to be material (such increases in cost and reductions in amounts receivable being herein called "Increased Costs"), then the Borrower shall pay to Bank, within thirty (30) days after its demand, such additional amount or amounts as will compensate Bank for those Increased Costs. The Bank will not demand to be compensated by Borrower for such Increased Costs unless the Bank generally makes such demands to its other LIBOR Loan customers who are similarly situated. A certificate of Bank setting forth the basis for the determination of such amount necessary to compensate the Bank as aforesaid, accompanied by documentation showing reasonable support for such increased costs or reduced sums received by Bank, shall be delivered to the Borrower and shall be conclusive, save for manifest error, as to such determination and such amount.

                 (B)       Notwithstanding the foregoing provisions of this
                 Section 2.07, in the event that by reason of any regulatory change the Bank either (i) incurs Increased Costs based on, or measured by, the excess above a specified level of the amount of a category of deposits or other liabilities of Bank that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if Bank so elects by notice to the Borrower, the obligation of Bank to make or convert Loans of any other type into LIBOR Loans hereunder shall be suspended until the earlier of the date such regulatory change ceases to be in effect or the date the Borrower and Bank agree upon an alternative method of determining the interest rate payable by the Borrower on LIBOR Loans, and all LIBOR Loans of Bank then outstanding shall be converted into a Base Rate Loan (if not otherwise prohibited under the terms of this Agreement) at the Borrower's option.

                 (C) Bank agrees that upon the occurrence of any regulatory change giving rise to the operation of the first paragraph of this Section 2.07, it will, if requested by the Borrower and to the extent permitted by law or by the relevant government authority, for a period of thirty (30) days endeavor in good faith to avoid or minimize the increase in cost or reduction in amount receivable resulting from such regulatory change; provided, however, that such change can be made in such a manner that Bank, in its sole determination, suffers no economic, legal, regulatory, or other disadvantage. Any expense incurred by Bank in so doing shall be paid by the Borrower on delivery to the Borrower of a certificate as to the amount of such expense, which certificate shall be conclusive in the absence of manifest error. Nothing in this paragraph shall affect or postpone the obligations of the Borrower set forth in any other paragraph of this Section 2.07.

                 2.08 Substitute Rate. Anything herein to the contrary notwithstanding, if within two (2) Business Days prior to the first day of any Interest Period for a LIBOR Loan the

Bank is not, for any reason whatsoever, quoted rates for the offering of Dollars for deposit with it in the London interbank market for a period and amount relevant to the computation of the rate of interest on LIBOR Loans for such Interest Period, the Bank shall give the Borrower prompt notice thereof and on what would otherwise be the first day of such Interest Period such Loans shall be made as Base Rate Loans (if not otherwise prohibited under the terms of this Agreement), at the Borrower's option in accordance with the election procedures set forth in Section 2.06(B); provided, however, that prior to the effective date of such election, interest shall be calculated at the Floating Rate.

                 2.09 Change of Law. Notwithstanding any other provision herein, in the event that any change in any applicable law, rule or regulation or in the interpretation or administration thereof shall make it unlawful for the Bank to (i) honor any commitment it may have hereunder to make any LIBOR Loan, then such commitment shall terminate, or (ii) maintain any LIBOR Loan, then all LIBOR Loans of the Bank then outstanding shall be repaid and converted to Base Rate Loans (if not otherwise prohibited under the terms of this Agreement) at the Borrower's option in accordance with the election procedures set forth in Section 2.06(B); provided, however, that prior to the effective date of such election, interest shall be calculated at the Floating Rate. Any remaining commitment of Bank hereunder to make LIBOR Loans (but not other Loans) shall terminate forthwith. Upon the occurrence of any such change, the Bank shall promptly notify the Borrower thereof, and shall furnish to the Borrower in writing evidence thereof certified by the Bank.

                 Any repayment or conversion of any LIBOR Loan which is required under this Section 2.09 or under 2.07(B) shall be effected by payment thereof, together with accrued interest thereon, on demand, and concurrently there shall occur the borrowing of the corresponding Base Rate Loan as provided herein.

                 If any repayment to Bank of any LIBOR Loan (including conversions thereof) is made under this Section 2.09 on a day other than a day otherwise scheduled for a payment of principal of or interest on such Loan, the Borrower shall pay to Bank upon its request such amount or amounts as will compensate it for the amount by which the rate of interest on such Loan immediately prior to such repayment exceeds the stated rate of interest on relending or reinvesting the funds received in connection with such prepayment, in each case for the period from the date of such prepayment to the Business Day next succeeding the last day of such then current Interest Period, all as determined by Bank in its good faith discretion.

                 2.10 Advances to Satisfy Obligations of Borrower. The Bank may, but shall not be obligated to, make advances hereunder and apply same to the satisfaction of any condition, warranty, representation or covenant of the Borrower contained in this Agreement, and the funds so advanced and applied shall be part of the Loan proceeds advanced under this Agreement and evidenced by the Note; provided, however, that the Bank shall not make advances hereunder until ten (10) days after so advising the Borrower in writing of the Bank's intention to make such advance, unless the Bank determines in its sole, good faith discretion that it is necessary to make any such advance prior to giving the Borrower notice thereof in order to prevent any material, adverse effect from occurring with respect to any of Bank's rights hereunder or under any of the Collateral Documents.

                 2.11 Assignment of Production. Certain of the Collateral Documents covering the Borrowing Base Properties contain an assignment unto and in favor of the Bank of all oil, gas and other minerals produced and to be produced from or attributable to the Borrowing Base Properties together with all of the revenues and proceeds attributable to such production, and such Collateral Documents further provide that all such revenues and proceeds which may be so collected by the Bank pursuant to the assignment shall be applied to the payment of the Note and the satisfaction of all other Indebtedness to be secured by such Collateral Documents. Bank, Borrower and the Guarantors expressly acknowledge and agree that notwithstanding anything contained in the Collateral Documents to the contrary until the occurrence of an Event of Default, such assignment and any provisions related to the enforcement of the assignment shall be waived by the Bank and the undated letter transfer orders delivered to the Bank pursuant to Section 3.10(f) shall be held by the Bank and not transmitted to the purchasers of production. Borrower and Guarantors hereby appoint the Bank their agent and attorney-in-fact for purposes of completing such letter transfer orders which power is coupled with an interest and is not nrevocable. Further Bank, Borrower and Guarantors expressly acknowledge and agree that until the occurrence of an Event of Default, if such assignment contained in the Collateral Documents causes any disruption in the payment to Borrower or the Guarantors of revenues and proceeds attributable to production, the Bank will use its good faith effort to direct such payments to the Borrower or Guarantor, as applicable.

                 2.12 Commitment Fee. As consideration for the commitment of the Bank to make Loans to the Borrower pursuant to this Agreement, the Borrower agrees to pay to the Bank within ten (10) days of receipt of the Bank's statement as to quarterly periods ending March 31, June 30, September 30 and December 31 of each year, except the first period shall be for a period of time from the date of this Agreement to September 30, 1996, during the period commencing on the date of this Agreement to and including the Conversion Date and at the Conversion Date, a fee equal to 1/2 of 1% per annum (computed on the basis of 365 or 366 days, as the case may be) multiplied by an amount equal to the daily average excess, if any, of the Revolving Commitment over the aggregate principal amount outstanding on the Note during the period from the date of this Agreement or previous calculation date provided above, whichever is later, to the relevant calculation date or the Conversion Date, as the case may be.

                 2.13 Facility Fee. As consideration for the commitment of the Bank to make Loans to the Borrower pursuant to this Agreement, the Borrower shall pay to the Bank $60,000.00 simultaneously with the execution of this Agreement by the Bank and the Borrower, plus three percent (3%) of the amount of all Tranche 2 Loans advanced by Bank to Borrower at the time such advances are made (up to $2,000,000 of Tranche 2 Loans), and contemporaneously with advances under Borrowing Base II in excess of an aggregate of $4,000,000.00, an additional fee equal to one percent (1.0%) of such advances above the greater of either: (a) $4,000,000.00; or (b) the aggregate of all Borrowing Base II Loans theretofore made under this Agreement.

                 2.14 Amendment Fee As partial consideration for each amendment to the agreement or each waiver by the Banks of any of Borrower's representations, warranties, or covenants set forth herein or in any of the Collateral Documents, the Borrower shall pay to the Bank a fee of $2000.00, in addition to any other fees or expenses payable by the Borrower hereunder in connection therewith.

                 2.15 Addition/Deletion of Borrowing Base Properties. The Borrower may, from time to time upon fifteen days prior written notice to the Bank, propose to add Oil and Gas Properties to or delete Oil and Gas Properties from the Borrowing Base Properties. Provided that no Event of Default or Unmatured Event of Default hereunder or under any Collateral Documents would exist upon the deletion of such Oil and Gas Properties from the Borrowing Base Properties, any proposal by Borrower to delete Borrowing Base Properties shall become effective upon the later of: (a) fifteen (15) days after Bank's receipt of written notice thereof, or (b) Bank's determination (which it shall exercise reasonable diligence to complete within 30 days of receipt of Borrower's notice electing to delete Oil and Gas Properties from the Borrowing Base Properties) of the resulting Borrowing Base, based on the valuation of the Borrowing Base Properties that remain after such deletion, which determination shall be made by the Bank in accordance with its customary lending practices and then current standards of valuation. Upon Borrower's request, Bank shall execute a release of any liens and/or security interests held by Bank in any Oil and Gas Properties deleted from the Borrowing Base Properties. Any such proposal to add Oil and Gas Properties to the Borrowing Base Properties shall be accompanied by an engineering report applicable to such properties that conforms to the requirements of Section 2.03 and evidence sufficient to establish that Borrower has Marketable Title to such Oil and Gas Properties, and any such addition shall become effective at such time as: (a) Bank has made its determination (which it will exercise reasonable diligence to complete) of the amount by which the Borrowing Base would be increased as the result of such addition, and (b) the conditions set forth in Article III hereof, to the extent they are applicable to such additional Oil and Gas Properties, have been satisfied.

                 2.16 Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank agrees to issue standby Letters of Credit for the account of the Borrower from time to time following receipt of a Request for Advance three (3) Business Days prior to the requested date of issuance in such amount as the Borrower may request in an aggregate amount of up to (i) twenty percent (20%) of the Revolving Commitment, but (ii) not to exceed at any time the unborrowed portion of the Revolving Commitment. The amount of any such Letters of Credit issued under the Revolving Commitment shall be deemed to be a Loan and to reduce the amount available under the Revolving Commitment and shall be governed by the terms of this Agreement. The Bank may require in connection with the issuance of any Letter of Credit that Borrower execute the Bank's then-current form of application for a Letter of Credit, but if there is any conflict between the terms of any such application and the terms of this Agreement, the terms of this Agreement shall control. No Letter of Credit shall have an expiration date that is later than the Conversion Date.

                 2.17 Repayment of Letters of Credit. If drawn upon by the beneficiary of a Letter of Credit, all amounts so drawn shall be due and payable by the Borrower immediately upon receipt of Bank's statement.

                 2.18 Letter of Credit Fee. As consideration for the issuance by the Bank of Letters of Credit for the account of the Borrower, the Borrower agrees to pay to the Bank a fee of one and one-half percent (1.5%) per annum pro rata, based on the number of days outstanding, of the amount of each such Letter of Credit (subject to a $500.00 minimum fee per year on each Letter of Credit), the first such per annum fee for each Letter of Credit to be payable in advance of the issuance of such Letter of Credit, with successive per annum fees to be paid in advance of the anniversary date of the issuance of such Letter of Credit if it is to remain in effect beyond such anniversary date.

                 2.19 Adjustment to Revolving Commitment Limit. At any time that Borrower proposes to increase the Borrowing Base pursuant to Section
2.15 to an amount that would exceed the Revolving Commitment Limit then in effect, Borrower may also request that Bank increase the amount of the Revolving Commitment Limit. At any time that Borrower makes such a request it shall promptly provide Bank with such financial information as Bank may request to assist the Bank in evaluating such proposed increase in the Revolving Commitment Limit. Following the receipt of such information from Borrower, the Bank shall, in the normal course of its business, make a redetermination of the Revolving Commitment Limit, which shall become effective upon written notification from the Bank to Borrower of the new Revolving Commitment Limit.

                 2.20 Conversion of the Revolving Loan. On the Conversion Date the then entire outstanding principal balance of the Loans will be placed on a term loan basis (the "Conversion").

                 2.21 The Amended Note. At the time of the Conversion, the Borrower shall execute and deliver to Bank: (a) an Amended Note in the principal amount of the then entire outstanding principal balance of the Loans at the time of the Conversion, and (b) a Compliance Certificate. The Amended Note shall be deemed to amend, restate, renew and rearrange, but not to repay, the indebtedness evidenced by the Note.

                 2.22 Payments of Principal. Subsequent to the Conversion, the principal of the Loan evidenced by the Amended Note will be repaid in thirty-six (36) consecutive monthly installments of principal payable on the first day of each month beginning on August 1, 1998, and continuing on the first day of each calendar month thereafter until the Termination Date, when the entire unpaid principal amount of the Amended Note shall be due and payable. The amount of each such monthly payment will be established by the Bank in accordance with its customary lending practices and then-current standards of determining such payments at the time of the Borrowing Base redetermination immediately preceding July 31, 1998, and the amount of each monthly payment remaining after the effective date of each subsequent Borrowing Base redetermination may be adjusted by the Bank in accordance with its customary lending practices and then-current standards of determining such payments, based on the results of each Borrowing Base redetermination.



                                  ARTICLE III.

                                   CONDITIONS

                 The obligation of the Bank to make the initial Loans or advances referred to in Article II of this Agreement and, with the exception of the conditions set forth in Sections 3.02 through 3.04, 3.06, 3.10 and 3.11 below, any subsequent loan or advance hereunder, is subject to satisfaction of the following conditions precedent:

                 3.01 Receipt of Note, Agreement and Certificate of Compliance. The Bank shall have received the Note, multiple counterparts of this Agreement, as requested by the Bank, and the Certificate of Compliance duly executed by an authorized officer for the Borrower and, as to the Agreement, by each Guarantor.

                 3.02 Receipt of Articles of Incorporation and Bylaws. The Bank shall have received from the Borrower and from each Guarantor its Articles of Incorporation certified by the Secretary of State of the state of its incorporation and bylaws certified by the Secretary or an Assistant Secretary of such entity.

                 3.03 Receipt of Certified Copy of Corporate Proceedings and Certificate of Incumbency. The Bank shall have received from the Borrower and from each Guarantor copies of all resolutions of its board of directors with respect to the transactions set forth in this Agreement and the execution of this Agreement, the Note (as to the Borrower only) and those of the Collateral Documents to which it is a party, such copy or copies to be certified by the secretary or an assistant secretary as being true and correct and in full force and effect as of the date hereof. In addition, the Bank shall have received from the Borrower and from each Guarantor a certificate of incumbency signed by the secretary or an assistant secretary setting forth (a) the names of the officers executing this Agreement, the Note (as to the Borrower only) and those of the Collateral Documents to which it is a party,
(b) the office(s) to which such Persons have been elected and in which they presently serve and (c) an original specimen signature of each such person.

                 3.04 Receipt of Ratification of Guaranty. The Bank shall have received from each Guarantor the Ratification of Guaranty, duly executed by such Guarantor.

                 3.05 Accuracy of Representations and Warranties and No Event of Default. The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects on the date of the making of such Loans or advances with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred at the completion of the making of such Loans or advances, and the Bank shall have received satisfactory certificates signed by the President of the Borrower as to all questions of fact involved in this condition, including, without limitation, a Compliance Certificate.

                 3.06 Legal Matters Satisfactory to Special Counsel to the Bank. All legal matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the firm of Hutcheson & Grundy, L.L.P., special counsel for the Bank.

                 3.07 No Material Adverse Change. No material adverse change shall have occurred since the date of this Agreement in the condition, financial or otherwise, of the Borrower, except for changes in the amount of the Borrowing Base determined pursuant to Section 2.06 of this Agreement (provided such changes in the Borrowing Base do not result in an Event of Default).

                 3.08 Status of Record Title. The Bank shall have been satisfied that the title of each Guarantor to its Borrowing Base Properties is Marketable, and that such Guarantor owns record title to an undivided net revenue interest in the production from each such Borrowing Base Property that is not less than the net revenue interest therein attributed to such Guarantor in any of the Collateral Documents executed by such Guarantor relating to such Borrowing Base Property, as well as an undivided working interest in each Borrowing Base Property that is not greater than the working interest therein attributed to such party in such applicable Collateral Documents (unless there is a corresponding increase in the net revenue interest attributed to such party therein).

                 3.09 Collateral Documents. In connection with any advances to Borrower subsequent to the initial Loans made pursuant to Section 2.01, the Bank shall have received duly executed and acknowledged Collateral Documents in form and substance satisfactory to Bank covering all Oil and Gas Properties to be added to the Borrowing Base Properties pursuant to Section 2.15.

                 3.10 UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower and Guarantors, in the Offices of the Secretaries of State of the States of California, Michigan, New Mexico and Texas and in the respective county in which Borrower and each Guarantor maintains its principal place of business, such search to be as of a date no more than ten (10) days prior to the date of the advance of the Loan.

                 3.11 Financial Statements. The Bank shall have received consolidated financial Statements of the Borrower as of March 31, 1996, showing financial information consistent with that previously provided to the Bank.

                 3.12 Request for Advance. With respect to each Borrowing Base II Loan, the operation to be funded with such loan and the costs and expenses therefor, as described in the applicable Request for Advance, shall be satisfactory to Bank, in its sole discretion.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

                 To induce the Bank to enter into this Agreement and to make the Loans hereunder, the Borrower and each Guarantor represent and warrant to the Bank (which representations and warranties will survive the delivery of the Note) that:

                 4.01 Existence and Good Standing. The Borrower and each Guarantor is a corporation, duly organized, legally existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it makes such qualification necessary, other than those jurisdictions wherein the failure to so qualify does not have a material adverse effect on the Borrower or such Guarantor, respectively.

                 4.02 Due Authorization. As to the Borrower, the execution and delivery by the Borrower of this Agreement and the borrowings hereunder; the execution and delivery by the Borrower of the Note and those of the Collateral Documents to which it is a party; and the repayment by the Borrower of Indebtedness evidenced by the Note and interest and fees provided in the Note and this Agreement are (a) within the corporate power of the Borrower; (b) have been duly authorized by all necessary corporate action, and
(c) do not and will not (i) require the consent of any regulatory authority or governmental body, (ii) violate any provision of law or of the charter or bylaws of the Borrower, (iii) cause a default to occur under the terms and provisions of any indenture, instrument or other agreement to which the Borrower is a party or by which its property may be presently bound or encumbered, or (iv) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance in, upon or of any of the properties or assets of the Borrower under any such indenture, instrument or other agreement, other than under any of the Collateral Documents. As to each Guarantor, the execution and delivery of this Agreement by such Guarantor and the execution and delivery by each such Guarantor of those Collateral Documents and the Guaranty to which it is a party are (a) within the corporate power of such Guarantor; (b) have been duly authorized by all necessary corporate action, and (c) do not and will not (i) require the consent of any regulatory authority or governmental body, (ii) violate any provision of law or of the charter or bylaws of such Guarantor, (iii) cause a default to occur under the terms and provisions of any indenture, instrument or other agreement to which such Guarantor is a party or by which such Guarantor may be presently bound or encumbered, or (iv) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or any other encumbrance in, upon or of any of the properties or assets of such Guarantor under such indenture, instrument or other agreement, other than under any of the Collateral Documents or the Guaranty.

                 4.03 Valid and Binding Obligations. This Agreement, the Note and the Collateral Documents when duly executed and delivered, will be, as to each such instrument executed by Borrower and each Guarantor, respectively, the legal, valid and binding obligations of and enforceable against the Borrower and each such Guarantor, as applicable, in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other laws of general application affecting creditors' rights and judicial decisions interpreting any of the foregoing).

                 4.04 Scope and Accuracy of Financial Statements. All Financial Statements submitted and to be submitted to the Bank hereunder, including, without limitation, the Financial Statements of the Borrower and each Guarantor, are and will be complete and correct in all material respects, are and will be prepared in accordance with GAAP and practices consistently applied, and do and will fairly reflect the financial condition and the results of the operations of the Borrower and each Guarantor in all material respects as of the dates and for the period stated therein (subject only to normal year-end audit adjustments with respect to such unaudited interim statements of the Borrower and each Guarantor) and no material adverse change has since occurred in the condition, financial or otherwise, of the Borrower and its Subsidiaries (taken as a whole).

                 4.05 Liabilities, Litigation and Restrictions. Except as disclosed in the Financial Statements and on Schedule 4.05 attached hereto, the Borrower and its Subsidiaries (including each Guarantor) do not have any liabilities, direct or contingent, which may materially and adversely affect the consolidated business or assets of the Borrower and its Subsidiaries (taken as a whole). Except as described on Schedule 4.05, there is no litigation or other action of any nature pending before any court, governmental instrumentality, regulatory authority or arbitral body or, to the knowledge of the Borrower or any Guarantor threatened against or affecting the Borrower or any Guarantor, or any of their Subsidiaries, which might reasonably be expected to result in any material, adverse change in the business or assets of the Borrower and Guarantors (taken as a whole). No unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise relative to the business or material properties of the Borrower or any Guarantor other than such as relate generally to Persons engaged in the business activities conducted by the Borrower or any Guarantor, as the case may be.

                 4.06 Title to Assets. The Borrower and each Guarantor has Marketable Title to its Borrowing Base Properties.

                 4.07 Margin Stock. None of the proceeds of the Loans will be used for the purpose of buying or carrying margin stock.

                 4.08 Leases. The Leases are in full force and effect, are valid, subsisting leases covering the entire estates to which they pertain and all rentals, royalties and other amounts due and payable in accordance with the terms of the Leases, overriding royalty, net profits or other production burdens have been duly paid or provided for; the obligations to be performed under the Leases have been duly performed; and neither Borrower nor any Guarantor is aware of any default by any third party under any of the Leases with respect to such third party's obligations.

                 4.09 Authorizations and Consents. No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any governmental or public authority or any third party is required to authorize, or is otherwise required in connection with the valid execution and delivery by the Borrower or each Guarantor, as applicable, of this Agreement, the Note, and those of the Collateral Documents to which it is a party or any instrument contemplated hereby, the repayment by the Borrower of advances against the Note and interest and fees provided in the Note and this Agreement, or the performance by the Borrower or any Guarantor of its obligations under any of the foregoing.

                 4.10 Compliance with Laws, Rules, Regulations and Orders. To the best of the knowledge and belief of the Borrower and each Guarantor, neither the business nor any of the activities of the Borrower or any Guarantor, as presently conducted, violates any law or any rule, regulation or directive of any applicable judicial, administrative or other governmental instrumentality (including, but not by way of limitation, any law or any rule, regulation or directive of any judicial, administrative or other governmental instrumentality relating to zoning, to any Environmental Law, to the stabilization of wages or prices or to the development, production, transportation or purchase or sale of oil, gas or other hydrocarbons) the result of which violation would have a material adverse effect on the Borrower and its Subsidiaries (taken as a whole), and the Borrower and each Guarantor each possess all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its business in all material respects as now conducted, and all such licenses, approvals, registrations, permits and other authorizations are in full force and effect; and neither the Borrower nor any Guarantor, has reason to believe that the Borrower or any Guarantor will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations.

                 4.11 Proper Filing of Tax Returns and Payment of Taxes Due. The Borrower and each Guarantor have duly and properly filed all United States Income Tax returns (including Colombian tax returns) and all other tax returns which are required to be filed, and has paid all taxes due pursuant to said returns or pursuant to any assessment received, except such taxes, if any, as are being contested in good faith and as to which adequate provisions and disclosures have been made; and the respective charges and reserves on the books of the Borrower and each Guarantor with respect to any taxes or other governmental charges are adequate.

                 4.12 ERISA. The Borrower and each Guarantor is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any plan; no notice of intent to terminate a plan has been filed, nor has any plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate a plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Guarantor, nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multi-employer plan; the Borrower and each Guarantor, and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its plans and the present value of all vested benefits under each plan exceeds the fair market value of all plan assets allocable to such benefits, as determined on the most recent valuation date of the plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any Guarantor, or any ERISA Affiliate to the PBGC or the plan under Title IV of

ERISA; and neither the Borrower nor any Guarantor, nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                 4.13 Investment Company Act Compliance. The Borrower and each Guarantor is not, nor is it directly or indirectly controlled by or acting on behalf of any person or entity which is, an investment company or an "affiliated person" of an investment company within the meaning of the Investment Company Act of 1940.

                 4.14 Public Utility Holding Company Act Compliance. The Borrower and each Guarantor is not a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 4.15 Environmental Laws. To the best of the knowledge and belief of the Borrower and each Guarantor:

                 (a) no property of the Borrower or any Guarantor is currently on, or has ever been on, any federal or state list of superfund sites as listed on the Environmental Protection Agency National Priority List or any comparable state registries or list in any state of the United States or the Republic of Colombia (collectively "Superfund Sites");

                 (b) no Hazardous Substances have in the past been generated, transported, and or disposed of, by the Borrower or any Guarantor at any Superfund Site;

                 (c) except in accordance with a valid permit, license, certificate or approval of the relevant regulatory authority or governmental body, there has been no emission, spill, release, disposal or discharge of any Hazardous Substance into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or groundwater, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing any property of the Borrower or any Guarantor; and

                 (d) except for the resolution dated June 7, 1995, issued by the Colombian Ministry of the Environment which sets forth a number of measures aimed at correcting certain deficiencies that the Ministry has allegedly found in environmental aspects of the Colombian Oil Properties, no complaint, order, directive, claim, citation, notice of environmental report, notice of investigation or other notice by any regulatory authority or governmental body or any other Person with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any property of the Borrower or any Guarantor, (iii) solid or liquid waste disposal, (iv) the use, generation, storage, transportation or disposal of any Hazardous Substance, or (v) other environmental, health or safety matters affecting any property of the Borrower or any Guarantor, any improvements located thereon, or the business thereon conducted, has been received by the Borrower or any Guarantor, nor has the Borrower or any Guarantor been given oral or written notice thereof;

provided, however, that the representations and warranties set forth in subparagraphs (c) and (d) above shall apply only to events and conditions which either resulted in (i) a continuing lien or encumbrance on the property of Borrower or any Guarantor or (ii) otherwise materially affect the Borrower's or any Guarantor's use or operation of its property or the Borrower's ability to repay the Indebtedness evidenced by the Note, or any Guarantor's ability to perform its Guaranty.

                 4.16 Interest in the Borrowing Base Properties. With respect to each of the Borrowing Base Properties, the ownership of Borrower or Guarantor in such property will, with respect to the wells, units and/or tracts of land described in Exhibit A hereto in connection with such property, (i) entitle Borrower or Guarantor, as applicable, to receive (subject to the terms and provisions of this Loan Agreement) a decimal share of the oil and gas produced from, or allocated to, such wells, units and/or tracts equal to not less than the decimal share set forth in Exhibit A in connection with such wells, units and/or tracts, and (ii) cause Borrower or Guarantor, as applicable to be obligated to bear a decimal share of the cost of exploration, development and operation of such wells, units and/or tracts of land not greater than the decimal share set forth in Exhibit A in connection with such wells, units and/or tracts, unless any increase in Borrower's or Guarantor's share of costs is accompanied by a pro-rata increase in Borrower's or Guarantor's share of revenue. Except as set forth in the instrument and agreements, if any, more particularly described in Exhibit A, all such shares of production which Borrower or Guarantor is entitled to receive, and shares of expenses which Borrower or Guarantor is obligated to bear, are not subject to change, except for changes attributable to future elections by Borrower or Guarantor not to participate in operations proposed pursuant to customary forms of applicable joint operating agreements.

                 4.17 Contracts. Neither the Borrower nor any Guarantor is obligated, by virtue of any prepayment under any contract providing for the sale by Borrower or any Guarantor of hydrocarbons which contains a "take-or-pay" clause or under any similar prepayment agreement or arrangement, including, without limitation, "gas balancing agreements", to deliver hydrocarbons produced from the Borrowing Base Properties at some future time without then or thereafter receiving full payment therefor (i.e., in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90) days). The Borrowing Base Properties are not subject to any contractual, or other arrangement for the sale of crude oil which cannot be cancelled on ninety (90) days' (or less) notice, unless the price provided for therein is equal to or greater than the prevailing market price in the vicinity. The Borrowing Base Properties are not subject to any gas sales contract that contains any material terms which are not customary in the industry within the region in which the Borrowing Base Properties affected thereby are located. The Borrowing Base Properties are not subject to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

                 4.18 Producing Wells. All producing wells located on the Borrowing Base Properties have been drilled, operated and produced in conformity with all applicable laws, rules, regulations and orders of all regulatory authorities having jurisdiction, are subject to no penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within, the Borrowing Base Properties.

                 4.19 Ownership of Colombian Oil Properties. Sabacol has good and indefeasible ownership of the Colombian Oil Properties, free and clear of any and all liens, claims or encumbrances; and all amounts due and payable by Sabacol and its predecessors in title to such Colombian Oil Properties have been duly paid; the obligations relating to such Colombian Oil Properties have been duly performed; and neither the Borrower nor Sabacol is aware of any default by any party with respect to such Colombian Oil Properties.


                                   ARTICLE V.

                             AFFIRMATIVE COVENANTS

                 The Borrower and each Guarantor covenants, so long as any Indebtedness of the Borrower to the Bank remains unpaid under this Agreement or the Bank remains obligated to make advances hereunder, to:

                 5.01 Use of Funds. Use the proceeds advanced under the Revolving Loan relating to Borrowing Base I solely for the purposes set forth on Schedule 5.01(a), and use the proceeds advanced under the Revolving Loan relating to Borrowing Base II solely for the purposes set forth on Schedule 5.01(b), and furnish the Bank such evidence as it may reasonably require with respect to such uses.

                 5.02 Maintenance and Access to Records. Keep adequate records in accordance with good accounting practices, of all of its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined and, at the Bank's reasonable request, make all financial records and records relating to the Borrowing Base Properties and the Colombian Oil Properties available for the Bank's inspection and permit the Bank to make and take away copies thereof for the Bank's internal use only and subject to such confidentiality agreements as the Borrower may reasonably require.

                 5.03 Quarterly Unaudited Financial Statements. Deliver to the Bank, on or before the sixtieth (60th) day after the end of each of the first three fiscal quarters of the Borrower, unaudited Financial Statements of Borrower and all of its Subsidiaries on a consolidated basis as at the end of such period and from the beginning of such fiscal year to the end of the respective period, as applicable, which Financial Statements shall be certified by the president or chief financial officer of Borrower as being true and correct, subject to changes resulting from year-end audit adjustments.

                 5.04 Annual Audited Financial Statements. Deliver to the Bank, on or before the one hundred and twentieth (120th) day after the close of each fiscal year of the Borrower, a copy of annual audited Financial Statements of the Borrower and all of its Subsidiaries on a consolidated basis, together with the report and unqualified opinion thereon of a firm of independent certified public accountants acceptable to the Bank at its sole discretion.

                 5.05 Information to Accompany Financial Statements. All Financial Statements delivered in accordance with Sections 5.03 and 5.04 shall be accompanied by: (a) a quarterly consolidating balance sheet and income statement of Borrower and its Subsidiaries, (b) quarterly accounts payable and accounts receivable agings for Borrower and its Subsidiaries, and (c) all reports filed by Borrower or any Subsidiary with the Securities and Exchange Commission.

                 5.06 Compliance Certificate. Deliver to the Bank a Compliance Certificate: (a) at the time of Borrower's execution of this Agreement, (b) at the time of delivery of the unaudited Financial Statements pursuant to Section 5.03 above, (c) at the time of delivery of the annual audited Financial Statements pursuant to Section 5.04 above, (d) with each Request for Advance, and (e) on the Conversion Date.

                 5.07 Statement of Material Adverse Change in Condition. Deliver to the Bank, promptly upon any officer of the Borrower, or any Guarantor, having knowledge of any material adverse change in the condition, financial or otherwise, of the Borrower or any of its Subsidiaries (or any event or circumstance that would result in any such material adverse change in condition including, but not limited to, litigation and changes in business), a statement of the President of the Borrower (or the applicable Subsidiary), setting forth the change in condition or event or circumstance likely to result in any such change and the steps being taken by the Borrower or the applicable Subsidiary with respect to such change in condition or event or circumstance.

                 5.08 Title Defects. Cure any title defects to the Borrowing Base Properties material in value, in the sole, but reasonable opinion of the Bank, and, in the event any title defects are not cured in a timely manner, pay all related costs and fees incurred by the Bank to do so, unless the Borrower excludes such Oil and Gas Properties from the Borrowing Base and reduces the Revolving Commitment (if required) pursuant to Section 2.15.

                 5.09 Additional Information. Furnish to the Bank, promptly upon the Bank's reasonable request, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower and of each Guarantor in Borrower's possession or to which Borrower has access, including, without limitation, information concerning title to any of the Borrowing Base Properties and the Colombian Oil Properties.

                 5.10 Compliance with Laws and Payment of Assessments and Charges. Comply with all applicable statutes and government regulations, including, without limitation, ERISA, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent, its share of all costs and expenses incurred under any joint operating agreement, and other obligations which, if unpaid, might become a lien against its property, except any of the foregoing being contested in good faith and as to which satisfactory accruals have been provided and unless failure to comply or pay would not have a material adverse effect on the assets of the Borrower and Guarantors (taken as a whole).

                 5.11 Maintenance of Corporate Existence and Good Standing. Maintain Borrower's and each Guarantor's corporate existence or qualification and good standing in its jurisdiction of incorporation and in all jurisdictions wherein the property now owned or hereafter acquired or business now or hereafter conducted necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a material adverse effect on the Borrower or on such Guarantor.

                 5.12 Further Assurances. Promptly cure any defects in the execution and delivery of this Agreement, the Note, the Collateral Documents or any other instrument referred to herein or executed in connection with the Note, and upon notice, immediately execute and deliver to the Bank, all such other and further instruments as may be reasonably required or desired by the Bank from time to time in compliance with the covenants and agreements made in this Agreement.

                 5.13 Initial Expenses of the Bank. Pay all fees and expenses of Hutcheson & Grundy, L.L.P., the special legal counsel for the Bank incurred in connection with the negotiation and preparation of this Agreement, the Note, the Collateral Documents or any other instrument referred to herein or executed in connection with the Note, the satisfaction of the conditions precedent set forth in Article III of this Agreement and the consummation of the transactions contemplated in this Agreement.

                 5.14 Subsequent Expenses of the Bank. Upon request, promptly reimburse the Bank for all reasonable amounts expended, advanced or incurred by the Bank to collect the Note or to enforce the rights of the Bank under this Agreement, the Note, the Collateral Documents or any other instrument referred to herein or executed in connection with the Note, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Bank and which amounts will include, but not be limited to, (a) all court costs, (b) attorneys' fees, (c) fees of auditors and accountants, (d) investigation expenses, (e) internal fees of the Bank's in-house legal counsel, (f) fees and expenses incurred in connection with the Bank's participation as a member of the creditors committee in a case commenced under Title 11 of the United States Code or other similar law of the United States, the State of Texas or any other jurisdiction, (g) fees and expenses incurred in connection with lifting the automatic stay prescribed in Section
Section 362 Title 11 of the United States Code, and (h) fees and expenses incurred in connection with any action pursuant to Section Section 1129 Title 11 of the United States Code, incurred by the Bank in connection with the collection of any sums due under this Agreement, together with interest at the Floating Rate per annum, calculated on a basis of a year of three hundred sixty-five (365) days, on each such amount from the date of notification to the Borrower that the same was expended, advanced or incurred by the Bank until the date it is repaid to the Bank, with the obligations under this Section 5.14, surviving the non-assumption of this Agreement in a case commenced under Title 11 of the United States Code or other similar law of the United States, the State of Texas or any other jurisdiction and being binding upon the Borrower or a trustee, receiver or liquidator of any such party appointed in any such case.

                 5.15 Maintenance of Tangible Property. Maintain all of its tangible property in good repair and condition and make all necessary replacements thereof and operate such property in a good and workmanlike manner in accordance with standard industry practices, unless the failure to do so would not have a material adverse effect on the Borrower and its Subsidiaries (taken as a whole) or the value of the Borrowing Base Properties or the Colombian Oil Properties.

                 5.16 Maintenance of Insurance. Continue to maintain, or cause to be maintained, insurance with respect to the properties and business of the Borrower and each Guarantor against such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry, and in addition, maintain, or cause to be maintained, business interruption insurance on the business activities of Sabacol in an amount and form, and underwritten by an insurer or insurers, as are acceptable to the Bank in its sole discretion, and furnish to the Bank, at the execution of this Agreement and annually thereafter, certificates evidencing such insurance.

                 5.17 Inspection of Tangible Assets. Permit any authorized representative of the Bank, at its own risk, to visit and inspect any tangible asset of the Borrower and each Guarantor.

                 5.18 Payment of Note and Performance of Obligations. As to Borrower, pay the Note according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all of the obligations provided to be performed and discharged hereunder.

                 5.19 ERISA Reports. Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which the Borrower or any Guarantor files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and promptly after the Borrower or any Guarantor knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any plan or that the PBGC or the Borrower or any Guarantor has instituted or will institute proceedings under Title IV of ERISA to terminate any plan, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or plan termination and the action the Borrower or the applicable Guarantor proposes to take with respect thereto.

                 5.20 Tangible Net Worth Requirement. Maintain a total tangible net worth (being total assets of the Borrower and its Subsidiaries, exclusive of (a) those assets classified as intangible, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges, (b) treasury stock and minority interests in any Person,
(c) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, allowances for depreciation, depletion, obsolescence and/or amortization of properties, uncollectible accounts, and contingent but probable liabilities as to which an amount can be established, (e) deferred taxes and (f) all assets arising from advances to officers, former officers or sales representatives of the Borrower and its Subsidiaries made outside of the ordinary course of business less total liabilities of Borrower and its Subsidiaries; all of the above being determined in accordance with GAAP, of not less than $6,250,000.00 as of June 30, 1995, plus (a) seventy percent (70%) of net income (excluding losses) of the Borrower and its Subsidiaries after June 30, 1995, and (b) seventy percent (70%) of any increases in shareholder's equity of the Borrower and its Subsidiaries resulting from the sale or issuance of any equity subsequent to June 30, 1995.

                 5.21 Other Financial Ratios. The Borrower will maintain the following financial covenants (calculated in accordance with GAAP):

                           (a) A ratio of Cash Flow to Debt Service of not less than 1.25. Compliance with this covenant shall be calculated on a rolling four quarter basis, beginning with the four quarter period ending September 30, 1996. For purposes of calculating this ratio:

                                  (i)  "Cash Flow" shall be defined as, for
                                  each calendar quarter, the sum of (1) net income, plus (2) interest expense, plus (3) non-cash expenses, less (4) non-cash revenues of the Borrower calculated on a consolidated basis, and

                                  (ii) "Debt Service" shall be defined as, for each calendar quarter, the sum of (1) interest expense, plus (2) scheduled principal payments on all recourse debt (not including debt relating to the Loans), plus
                                  (3) the outstanding principal balance of the Loans at the end of each fiscal quarter, divided by 20 prior to the Conversion Date, and thereafter divided by the actual number of calendar quarters remaining from the effective date of such calculation until the Termination Date; calculated on a consolidated basis.

                           (b) A ratio of Consolidated Current Assets (inclusive of available, unborrowed amounts of the Revolving Commitment) to Consolidated Current Liabilities (current ratio) (other than current maturities of the Loans) of not less than 1.0 to 1.0.

                 5.22 General and Administrative Expenses. Maintain consolidated general and administrative expenses at a level that is not greater than twenty percent (20%) of consolidated revenue for the period. Compliance with this covenant shall be calculated on a rolling four quarter basis, beginning with the four quarter period ending September 30, 1996.

                 5.23 Compliance with Environmental Laws. Comply in all material respects with any and all requirements of law, including, without limitation, Environmental Laws, (a) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Borrowing Base Properties or any other property of the Borrower or Guarantors including, but not limited to, the Colombian Oil Properties, or
(b) required for the performance or conduct of its operations, including, without limitation, all permits, licenses, registrations, approvals and authorizations, and, in this regard, comply fully and in a timely manner with, and cause all employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions) of the Borrower and Guarantors while such Persons are acting within the scope of their relationship with the Borrower or any such Guarantors, to so comply with, all requirements of law, including, without limitation, Environmental Laws, and other requirements with respect to the property of the Borrower or any Guarantor and the operation thereof necessary or appropriate to enable the Borrower and Guarantors to fulfill their respective obligations under all requirements of law, including, without limitation, Environmental Laws, applicable to the use, generation, handling, storage, treatment, transport and disposal of any Hazardous Substances now or hereafter located or present on or under any such property.

                 5.24 Hazardous Substances Indemnification. Indemnify and hold the Bank harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys' fees and expenses), arising directly or indirectly, in whole or in part, out of (a) the presence of any Hazardous Substances on, under or from its property, whether prior to or during the term hereof, or (b) any activity carried on or undertaken on or off its property, whether prior to or during the term hereof, and whether by the Borrower or any Guarantor, or any predecessor in title or any employees, agents, contractors or subcontractors of the Borrower or any Guarantor, or any predecessor in title, or any third Persons at any time occupying or present on such property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such property; with the foregoing indemnity further applying to any residual contamination on or under the property of the Borrower or any Guarantor, or any property of any other Person, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of law, including, without limitation, Environmental Laws, and surviving satisfaction of all Indebtedness of the Borrower to the Bank and the termination of this Agreement, unless all such Indebtedness has been satisfied wholly in cash from the Borrower and not by way of realization against any property or the conveyance of any property of the Borrower or any Guarantor in lieu thereof, provided, further, that the claims and other actions of any kind against the Bank which give rise to such indemnity are not barred by the applicable statute of limitations at the time such claims or actions are instituted and such indemnity shall not extend to any act or omission by the Bank or any Affiliate of the Bank or any of the Bank's employees or agents with respect to the relevant property subsequent to the Bank becoming the owner of, taking possession of to the exclusion of the Borrower or any Guarantor or assuming operations of any property previously owned by the Borrower or any Guarantor and with respect to which property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto, taking possession thereof or assumption of operations thereon by the Bank or any Affiliate of the Bank or any of the Bank's employees or agents.

                 5.25 Properties Not Operated by Borrower or Guarantors. With regard to all of the Borrower's or each Guarantor's covenants in this
Article V that relate to Oil and Gas Properties for which the Borrower or such Guarantor is not the operator, to the extent that the performance of such covenants can only be carried out through the operator, the Borrower or such Guarantor shall exercise reasonable diligence under the terms of the applicable operating agreements to cause the operators to satisfy such covenants, but shall not be directly responsible for doing so.

                 5.26 Maintenance of Lockbox Accounts. Cause all payments due them for the sale of oil and gas to be remitted to lockbox accounts maintained with Bank, provided that Borrower may maintain one or more accounts with its local banks in California, in an aggregate amount of up to $100,000.00 and additional petty cash accounts of not more than $7,500.00, each, and $45,000.00 in the aggregate. Bank shall have a security interest in all funds maintained in such lockbox accounts pursuant to Section 8.01.

                 5.27 Advances Among Subsidiaries. Concurrent with the closing of the initial advance of funds from Bank to Borrower hereunder, Borrower shall cause all inter-company advances among itself and its Subsidiaries to be repaid from equity contributions by the Borrower or to be forgiven such that such forgiveness causes a corresponding increase in equity as to the Borrower.

                 5.28 Leases. Keep and continue all Leases and contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied.

                 5.29 Operation of Borrowing Base Properties. Operate or, to the extent that the right of operation is vested in others, exercise its best efforts to require the operator to operate the Borrowing Base Properties and all wells drilled thereon and that may hereafter be drilled thereon, continuously and in a good and workmanlike manner in accordance with the best usage of the field and in accordance with all laws of the State in which the Borrowing Base Properties are situated and the United States of America, as well as all rules, regulations,and laws of any governmental agency having jurisdiction to regulate the manner in which the operation of the Borrowing Base Properties shall be carried on, and comply with all terms and conditions of the Leases it now holds, and any assignment or contract obligating the Borrower or Guarantor in any way with respect to the Borrowing Base Properties; but nothing herein shall be construed to empower the Borrower or Guarantor to bind the Bank to any contract obligation, or render the Bank in any way responsible or liable for bills or obligations incurred by the Borrower or Guarantor.

                 5.30 Assignments. Upon request of Bank, execute and deliver written notices of assignments to any persons, corporations or other entities owing or which may in the future owe to Borrower or Guarantor monies or accounts arising in connection with any of the following matters: (a) any oil, gas or mineral production from the Borrowing Base Properties; (b) any gas contracts, processing contracts or other contracts relating to the Borrowing Base Properties; or (c) the operation of or production from any part of the Borrowing Base Properties.

                 5.31 Payment Terms. Santa Maria shall pay to Borrower or any Guarantor, as applicable, within thirty (30) days of the month following the sale and delivery of any product to Santa Maria, for any and all sales of crude oil or other products sold by Borrower or any Guarantor to Santa Maria.

                 5.32 Advances to Santa Maria. Borrower may advance to, loan to or invest in Santa Maria in an amount up to the amount of proceeds received from the sale of common equity or the exercise of any options that Borrower has sold to third-party investors, provided that at the time such advance, loan or investment is made, no Event of Default or Unmatured Event of Default exists.

                 5.33 Operation of Colombian Oil Properties. Operate or, to the extent that the right of operation is vested in others, exercise its best efforts to require the Operator to operate the Colombian Oil Properties and all wells drilled thereon and that may hereafter be drilled thereon, continuously and in a good and workmanlike manner in accordance with the best usage of the field and in accordance with all laws of the republic of Colombia, as well as all rules, regulations,and laws of any governmental agency having jurisdiction to regulate the manner in which the operation of the Colombian Oil Properties shall be carried on, and comply with any assignment or contract obligating the Borrower or Sabacol in any way with respect to the Colombian Oil Properties; but nothing herein shall be construed to empower the Borrower or Sabacol to bind the Bank to any contract obligation, or render the Bank in any way responsible or liable for bills or obligations incurred by the Borrower or Sabacol.


                                  ARTICLE VI.

                               NEGATIVE COVENANTS

                 Without the prior written consent of the Bank and so long as any part of the principal or interest on the Note shall remain unpaid or the Bank remains obligated to make advances hereunder, the Borrower and its Subsidiaries (including Guarantors) will not:

                 6.01 Other Indebtedness. Incur, create, assume or suffer to exist any Indebtedness, whether by way of loan or the issuance or sale of securities except (a) Loans hereunder, (b) loans by the Bank under other credit arrangements, (c) Indebtedness owed to the Bank by any Affiliates of the Borrower, (d) unsecured accounts payable incurred in the ordinary course of business which are not more than sixty (60) days overdue or are being contested in good faith by appropriate proceedings, (e) non-recourse, unsecured loans not to exceed $50,000.00 for the purchase by Borrower of property or assets to be owned by the Borrower, (f) letters of credit or performance bonds required to be obtained by Borrower in the normal course of its business to assure the proper plugging and abandonment of oil or gas drilling or production locations,
(g) existing Indebtedness of Santa Maria to the Borrower, (h) subordinated indebtedness of the Borrower to Capco Resources, Ltd. and Capco Resources, Inc. for money loaned to the Borrower for a portion of the purchase price of the Colombian Oil Properties, and (i) the Convertible Senior Subordinated Debentures issued pursuant to the Registration Statement.

                 6.02 Guarantee of Payment or Performance. Guarantee any contract or obligation of any Person, except for any Indebtedness owed to the Bank by any Affiliates of the Borrower, and except that the foregoing restriction shall not apply to endorsements of instruments for collection in the ordinary course of business.

                 6.03 Loans or Advances. Except as provided in Section 6.11, make or agree to make or allow to remain outstanding any loans or advances to any Person, except advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business.

                 6.04 Mortgages or Pledges of Assets. Create, incur, assume or permit to exist, any mortgage, pledge, security interest, lien or encumbrance on any of its properties or assets (now owned or hereafter acquired), except that the foregoing restrictions shall not apply to Permitted Encumbrances and (a) pledges or deposits in connection with or to secure workmen's compensation, unemployment insurance, pensions or other employee benefits, (b) liens securing surety or other bonds required in the normal course of business not to exceed $100,000.00 in the aggregate at any time in effect, and (c) liens existing under conditional sale or title retention contracts for items purchased in the normal course of business.

                 6.05 Sales of Assets. Sell, lease, assign, transfer or otherwise dispose of, in one or any series of related transactions, all or any part of their respective assets if such transfer is material to Borrower's or any Guarantor's operations, nor all or any portion of its Borrowing Base Properties or the Colombian Oil Properties, whether now owned or hereafter acquired, nor enter into any arrangement directly or indirectly, with any Person to sell and rent or lease back by lessee such property any part thereof which is intended to be used for substantially the same purpose or purposes as the property sold or transferred.

                 6.06 Dividends. Declare or pay any dividend from Borrower (other than in the form of additional common stock of Borrower) or make any distribution on, or purchase, redeem (except in an aggregate amount of not more than $500,000.00) or otherwise acquire for value any share of any class of the capital stock of Borrower or its Subsidiaries.

                 6.07 Payment of Accounts Payable. Allow any account payable to remain unpaid more than sixty (60) days after due date, except such as are being contested in good faith and as to which adequate provision or accrual has been made.

                 6.08 Cancellation of Insurance. Allow any insurance policy required to be carried hereunder to be terminated or lapse or expire without provision for adequate renewal thereof.

                 6.09 Investments. Make Investments in or purchase or otherwise acquire all or substantially all of the assets of any Person other than Borrower and its Subsidiaries, or any shares of stock of, or similar interest in, any Person; except that Borrower is permitted to make the following Investments: (a) Investments permitted pursuant to Section 6.11, and
(b) Investments made with Available Investment Funds.

                 6.10 Changes in Corporate Structure. Consolidate or merge with or, except as otherwise provided in Section 6.13, purchase (for cash or securities) all or any part of the assets or capital stock of any corporation, firm, association or enterprise, or allow any such entity to be merged into the Borrower or any of its Subsidiaries, nor shall the Borrower or any of its Subsidiaries cause or permit any change to occur in the ownership of the capital stock of the Subsidiaries or the basic business operations of the Borrower or any of its Subsidiaries. Provided, however, the Borrower may permit any of the foregoing to occur among itself and/or any of its Subsidiaries.

                 6.11 Intercompany Investments. Except as otherwise provided in Section 5.32, make any loans, advances or investments to any Subsidiary or Affiliate of Borrower who is not a Guarantor exceeding $500,000.00 in the aggregate.

                 6.12 Transactions with Affiliates. Enter into any transaction between or among Borrower and/or any Subsidiaries with any Affiliate on terms that are less favorable than could be obtained in an arms-length transaction with a Person that is not an Affiliate.

                 6.13 Certain Capital Expenditures. Make any capital expenditures for items other than for the exploration, development or purchase of Oil and Gas Properties located in the United States or for the purchase of equipment to facilitate the production of oil or gas owned by Borrower or any of its Subsidiaries exceeding $300,000.00 annually, on a consolidated basis.

                 6.14 Limitation on Leases. Incur or otherwise become obligated to make payments on operating leases in excess of $200,000.00 annually, on a consolidated basis.

                 6.15 Limitation on Hedging. Sell any of its oil and gas production forward or otherwise use any third party to hedge the future price that it may receive for the sale of its oil or gas production.

                 6.16 Pooling or Unitization. Voluntarily pool or unitize all or any part of the Borrowing Base Properties where the pooling or unitization would result in the diminution of Borrower's or the Guarantor's net revenue interest in production from the pooled or unitized lands, without Bank's prior consent, which will not be unreasonably withheld. Any unitization, pooling or communitization or other action or instrument in violation of this Section 6.16 shall be of no force or effect against the Bank.

                 6.17 Limitation on Liabilities. Neither Borrower nor any of the Guarantors will become either directly, indirectly or contingently for any debts, or liabilities of Santa Maria. This restriction applies not only to any indebtedness incurred by Santa Maria in connection with the purchase of assets hereinabove referred from certain Sellers ("Sellers") of the assets but also includes a prohibition as to any guaranty of performance or indemnities provided by Santa Maria to the Sellers.

                                  ARTICLE VII.

                               EVENTS OF DEFAULT

                 7.01 Enumeration of Events of Default. Any of the following events shall be considered an Event of Default as that term is used herein:

                 (a) Default shall be made by the Borrower in the payment of any installment of principal or interest (including, without limitation, any mandatory prepayment payable pursuant to Section 2.04 and Section 2.05 of this Agreement) on the Note, or any fees or other monetary obligation payable hereunder, and such default shall remain unremedied in excess of three (3) days after notice given by the Bank,

                 (b) Default shall be made by the Borrower or any Guarantor in the due observance or performance of any affirmative covenant required in this Agreement, the Note or the Collateral Documents and such default shall remain unremedied for in excess of thirty (30) days after the earlier of: (i) such default becoming known to the Borrower, or (ii) notice given by the Bank. Provided, however, that if the Borrower has timely commenced and is diligently pursuing a course of action to cure such default, the Bank shall allow additional time for the Borrower to cure such default if the Bank in its sole, reasonable discretion determines that such a cure is likely to result within a period that will protect the Bank from any material adverse effect on its rights hereunder or under any Collateral Document;

                 (c) Default shall be made by the Borrower or any Guarantor in the due observance or performance of any negative covenant required in this Agreement, the Note or the Collateral Documents and such default shall remain unremedied for in excess of ten (10) days after the earlier of: (i) such default becoming known to the Borrower, or (ii) notice given by Bank. Provided, however, that if the Borrower has timely commenced and is diligently pursuing a course of action to cure such default, the Bank shall allow additional time for the Borrower to cure such default if the Bank in its sole reasonable discretion determines such a cure is likely to result within a period that will protect the Bank from any material adverse effect on its rights hereunder or under any Collateral Document;

                 (d) Any representation or warranty herein made by the Borrower or any Guarantor proves to have been untrue in any respect material to the Borrower or any Guarantor, or any representation, statement (including Financial Statements), certificate or data furnished or made by the Borrower or any Guarantor to the Bank in connection herewith proves to have been untrue in any respect material to the Borrower or any Guarantor as of the date the facts therein set forth were stated or certified;

                 (e) Default shall be made by the Borrower or any Subsidiary (as principal or guarantor or other surety) in payment or performance of any bond, debenture, the Note or any other note or other evidence of Indebtedness for borrowed money, or under any of the Collateral Documents, or any other credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing; and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto, entitling any payee or obligee thereunder to accelerate the maturity of any such Indebtedness;

                 (f) The Borrower or any Guarantor applies for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, or (ii) files a voluntary petition commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief or other similar law of the United States the State of Texas or any other jurisdiction, or (iii) makes a general assignment for the benefit of creditors, or (iv) is unable, or admits in writing its inability to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case commenced under Title 11 of the United States Code or any reorganization, insolvency, conservatorship or similar proceeding under any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction;

                 (g) An order, judgment or decree shall be entered against the Borrower or any Guarantor by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief under Title 11 of the United States Code or under any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction, approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets, and the failure to have such order, judgment or decree dismissed within ten (10) days of its entry; or

                 (h) The Borrower or any Guarantor has concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; or has made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or has made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or has suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof.

                 7.02 Rights Upon Unmatured Event of Default. At any time that there exists an Unmatured Event of Default, any obligation of the Bank hereunder to make advances to or for the benefit of the Borrower shall be suspended unless and until the Bank shall reinstate the same in writing, the Unmatured Event of Default shall have been waived by the Bank or the relevant Unmatured Event of Default shall have been remedied prior to the ripening into an Event of Default.

                 7.03 Rights Upon Default. Upon the happening of an Event of Default specified in Subsections 7.01 (f) or (g), the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon shall automatically become immediately due and payable, and upon the happening and continuation of any other Event of Default, the Bank may declare the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower and each Guarantor.

                 Upon the happening and continuation of any Event of Default, all obligations (if any) of the Bank hereunder, including specifically, but without limitation, any obligation to make Loans hereunder, shall immediately cease and terminate unless and until the Bank shall reinstate the same in writing.


                                 ARTICLE VIII.

                                 MISCELLANEOUS

                 8.01 Security Interests in Deposits and Right of Offset or Banker's Lien. The Borrower and each Guarantor hereby transfers, assigns and pledges to the Bank and/or grants to the Bank a security interest (as security for the payment and/or performance of the obligations of the Borrower and each Guarantor under this Agreement and the Note (as to Borrower) and under each Guaranty (as to each respective Guarantor), with such interest of the Bank to be retransferred, reassigned and/or released by the Bank at the expense of the Borrower and each Guarantor upon payment in full and/or complete performance by the Borrower of all such obligations) and the right, exercisable at such time as any obligation hereunder shall mature, whether by acceleration of maturity or otherwise of offset or banker's lien against all funds or other property of the Borrower and each Guarantor now or hereafter or from time to time on deposit with or in the possession of the Bank, including, without limitation, all certificates of deposit and other depository accounts.

                 8.02 Survival of Representations, Warranties and Covenants. All representations and warranties of the Borrower and each Guarantor and all covenants and agreements herein made shall survive the execution and delivery of the Note and this Agreement and shall remain in force and effect so long as any debt is outstanding under the Note, or any renewal or extension of this Agreement or the Note, or the Bank remains obligated to make advances hereunder.

                 8.03 Waiver of Rights. Borrower and each Guarantor hereby expressly waive any and all rights or privileges of marshalling of assets, sale in inverse order of alienation, notices, appraisements, redemption and any prerequisite to the full extent permitted by applicable law, in the event of foreclosure of the lien or liens and/or security interests created by the Collateral Documents. Bank at all times shall have the right to release any part of the Borrowing Base Properties now or hereafter subject to the lien or security interest of any of the Collateral Documents, any part of the proceeds of production or other income assigned or pledged, or any other security it now has or may hereafter have securing the Obligations, without releasing any other part of the Borrowing Base Properties, proceeds or income, and without affecting the liens or security interests described in the Collateral Documents as to the part or parts thereof not so released, or the right to receive future proceeds and income.

                 8.04 Notices and Other Communications. Notices, requests and communications hereunder shall be in writing and shall be sufficient in all respects if delivered to the relevant address indicated below (including delivery by registered or certified United States mail, telex, telegram or hand):

                 (a) If to the Bank:

                 BANK ONE, TEXAS, N.A.
                 910 Travis
                 Houston, Texas 77002
                 Attention: Energy Group
                 Fax:  (713) 751-3544

                 (b) If to the Borrower or any Guarantor:

                 c/o Saba Petroleum Company
                 17512 Von Karman Avenue
                 Irvine, California 92614
                 Attention:  Walton C. Vance
                 Fax:  (714) 724-1555

                 Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.

                 8.05 Parties in Interest. All covenants and agreements herein contained by or on behalf of the Borrower and each Guarantor shall be binding upon the Borrower and each Guarantor and their respective successors and assigns and inure to the benefit of the Bank and its successors and assigns.

                 8.06 Renewals and Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, amendment, modification or rearrangement of any part of the Indebtedness originally represented by the Note.

                 8.07 No Waiver by Bank. No course of dealing on the part of the Bank, its officers or employees, nor any failure or delay by the Bank with respect to exercising any of its rights, powers or privileges under this Agreement, the Note, the Collateral Documents or any other instrument referred to herein or executed in connection with the Note shall operate as a waiver thereof. The rights and remedies of the Bank under this Agreement, the Note, the Collateral Documents or any other instrument referred to herein or executed in connection with the Note shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

                 No advance of Loan proceeds hereunder shall constitute a waiver of any of the covenants or warranties of the Borrower or any Guarantor contained herein or of any of the conditions to the Bank's obligation to make further advances hereunder. In the event that the Borrower or any Guarantor is unable to satisfy any such covenant, warranty or condition, no such advance of loan proceeds shall have the effect of precluding the Bank from thereafter declaring such inability to be an Event of Default as hereinabove provided.

                 8.08 Indemnification. Borrower and each Guarantor hereby releases and agrees to indemnify and hold Bank and its officers, employees, directors and agents (collectively the "Bank Parties") harmless, from and against all claims, damages, liabilities and expenses, known or unknown, accrued and unaccrued, unless attributable to the Bank Parties' own negligence or wilful misconduct, that may now or hereafter be asserted against any of the Bank Parties in connection with or arising out of any investigation, litigation or proceeding directly or indirectly relating to or arising out of any of the transactions contemplated by this Agreement.

                 8.09 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

                 8.10 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.

                 8.11 Survival Upon Unenforceability. In the event any one or more of the provisions contained in this Agreement, the Note, the Collateral Documents or in any other instrument referred to herein or executed in connection with the Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other instrument referred to herein or executed in connection herewith.

                 8.12 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Bank, the Borrower and the Guarantors and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that the Bank will refuse to make advances in the absence of strict compliance with any or all thereof and any or all of such provisions may be freely waived in whole or in part by the Bank at any time if in its sole discretion it deems it advisable to do so.

                 8.13 Amendments or Modifications. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                 8.14 Agreement Construed as an Entirety. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to said Articles or Sections.

                 8.15 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative.

                 8.16 AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTE, THE COLLATERAL DOCUMENTS, AND THE OTHER LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. This Agreement amends and restates in its entirety the Prior Loan Agreement. The Indebtedness evidenced by and arising under this Agreement rearranges, renews, and extends, but does not extinguish, the outstanding Indebtedness existing under the Prior Loan Agreement. The Existing Mortgages and Security Agreements shall continue to secure all indebtedness described or referred to therein including, but not limited to, the obligations of Borrower and Guarantors arising under this Agreement and all extensions, renewals and increases thereof, and all other future Indebtedness of Borrower to Bank.

                 8.17 Controlling Provision Upon Conflict. In the event of a conflict between the provisions of this Agreement and those of the Note, the Collateral Documents or any other instrument referred to herein or executed in connection with the Note, the provisions of this Agreement shall control.

                 8.18 Time, Place and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in immediately available funds; shall be deemed received by the Bank on the next Business Day following receipt if such receipt is after 5:00 p.m., on any Business Day, and shall be made at the principal banking quarters of the Bank.

                 8.19 Counterpart Execution. This Agreement may be executed as one instrument signed by all parties or in separate counterparts hereof, each of which counterparts shall be considered an original and all of which shall be deemed to be one instrument, and any signed counterpart shall be deemed delivered by the party signing it if sent to any other party hereto by electronic facsimile transmission.

                 IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                        BORROWER:

                                        SABA PETROLEUM COMPANY


                                        By:  ILYAS CHAUDHARY
                                           ---------------------------
                                             Ilyas Chaudhary
                                             Chairman

                                        BANK:

                                        BANK ONE, TEXAS, NA


                                        By:  LINDA F. MASERA
                                           ---------------------------
                                             Linda F. Masera
                                             Vice-President


GUARANTORS:

SABA ENERGY OF TEXAS, INCORPORATED


By:  ILYAS CHAUDHARY
   ------------------------------
     Ilyas Chaudhary
     Chairman

SABA PETROLEUM, INC.


By:  ILYAS CHAUDHARY
   ------------------------------
     Ilyas Chaudhary
     Chairman


SABA PETROLEUM OF MICHIGAN, INC.


By:  ILYAS CHAUDHARY
   ------------------------------
     Ilyas Chaudhary
     Chairman

                                   SCHEDULE 1

 Existing Mortgages, Financing Statements, Security Agreements and Prior Notes


                     I. MORTGAGES AND FINANCING STATEMENTS


                                   CALIFORNIA
                               RECORDING SCHEDULE


  INSTRUMENT                           COUNTY & STATE                    RECORDING DATE     RECORDING INFORMATION
  Deed of Trust, Security              Kern, CA                             10/26/93        Book 6929/Pg. 2055-2088
  Agreement, Financing Statement       Orange, CA                           11/30/93        #930829482
  and Fixture Filing                   Santa Barbara, CA                    10/06/93        #93078431

  Financing Statement                  CA Secretary of State                09/27/93        #93196947

  Financing Statement                  CA Secretary of State                09/__/95        #
                                                                                             -------------

                                    MICHIGAN
                               RECORDING SCHEDULE


  INSTRUMENT                           COUNTY & STATE                    RECORDING DATE     RECORDING INFORMATION
  Mortgage, Assignment of              Benzie, MI                           09/27/93        Liber 275/Pg. 789-808
  Production, Security Agreement,      Calhoun, MI                          09/24/93        Liber 1704/Pg. 880-931
  Assignment of Rents and Leases       Eaton, MI                            09/24/93        Liber 970/Pg. 796-823
  and Financing Statement              Grand Traverse, MI                   10/04/93        Liber 970/Pg. 33-102
                                       Ingham, MI                           09/27/93        Liber 2101/Pg. 410-493
                                       Kalkaska, MI                         09/28/93        Liber 318/Pg. 555-586
                                       Manistee, MI                         09/28/93        Liber 579/Pg. 896-1101
                                       Mason, MI                            09/24/93        Liber 432/Pg. 1012-1082
                                       Mecosta, MI                          09/27/93        Liber 524/Pg. 144-165
                                       Muskegon, MI                         10/04/93        Liber 1723/Pg. 872-894
                                       Newaygo, MI                          09/27/93        Liber 357/Pg. 2129-2149
                                       Oceana, MI                           09/24/93        #938981-939020
                                       Ogemaw, MI                           09/27/93        Liber 400/Pg. 63
                                       Ostego, MI                           09/28/93        Liber 543/Pg. 596
  Financing Statement                  MI Secretary of State                09/24/93        #C761419
                                       Benzie, MI                           09/27/93        Liber 275/Pg. 809
                                       Calhoun, MI                          09/24/93        Liber 1704/Pg. 932
                                       Eaton, MI                            09/24/93        Liber 970/Pg. 824
                                       Grand Traverse, MI                   10/04/93        Liber 970/Pg. 103-155
                                       Ingham, MI                           09/27/93        Liber 2101/Pg. 494
                                       Kalkaska, MI                         09/28/93        Liber 318/Pg. 540-554
                                       Manistee, MI                         09/28/93        Liber 580/Pg. 1-189
                                       Mason, MI                            09/24/93        #373-93
                                       Mecosta, MI                          09/27/93        Liber 524/Pg. 166
                                       Muskegon, MI                         10/04/93        Liber 1723/Pg. 866-871
                                       Newaygo, MI                          09/27/93        Liber 357/Pg. 2150-2153
                                       Oceana, MI                           09/24/93        #938958-938980
                                       Ogemaw, MI                           09/27/93        Liber 400/Pg. 85-89
                                       Ostego, MI                           09/28/93        Liber 543/Pg. 616-618

                                   NEW MEXICO
                               RECORDING SCHEDULE


  INSTRUMENT                           COUNTY & STATE                    RECORDING DATE     RECORDING INFORMATION
  Mortgage, Assignment of              Chaves, NM                           09/27/93        Liber 175/Pg. 348-375
  Production, Security Agreement       Eddy, NM                             09/28/93        Book 168/Pg. 428-455
  and Financing Statement              Lea, NM                              09/27/93        Mtg. 601/Pg. 443-472
  Financing Statement                  NM Secretary of State                09/27/93        #1500(2)(1)
                                                                                            #930927047

                                     TEXAS
                               RECORDING SCHEDULE


  INSTRUMENT                           COUNTY & STATE                    RECORDING DATE     RECORDING INFORMATION
  Deed of Trust, Mortgage, Security    Crane, TX                            09/24/93        Vol. 352/Pg. 747 #58117
  Agreement, Financing Statement       Hockley, TX                          09/28/93        Vol. 215/Pg. 107-129
  and Assignment of Production         Kent, TX                             09/24/93        Vol. 53/Pg. 409
                                       Pecos, TX                            09/25/93        Vol. 270/Pg. 135-155

  First Amendment to Deed of Trust,    La Salle County                      05/26/95        Vol. 142/Pg. 477
  Mortgage, Security Agreement,        Madison County                       05/24/95        Vol. 426/Pg. 193
  Financing Statement and              Matagorda County                     05/24/95        Vol. 410/Pg. 837
  Assignment of Production
  Financing Statement                  TX Secretary of State                09/24/93        Entry #93-00185913

  UCC-3 Financing Statement            TX Secretary of State                06/09/95        Entry #95-670474


                            II. SECURITY AGREEMENTS

1.       Stock Pledge Agreement dated September 20, 1993, between Borrower and
         Bank.

2. Pledge of Deposit Account dated September 20, 1993, among Borrower, Saba Petroleum, Inc. and Saba Energy of Texas, Incorporated, as Debtor, and Bank, as Secured Party.

3. Stock Pledge Agreement dated September 7, 1995, from Borrower, as Debtor, to Bank, as Secured Party.


                             III. PROMISSORY NOTES

1. Promissory Note dated September 20, 1993, in the original principal sum of $25,000,000.00, executed by Borrower, as Maker, payable to the order of Bank.

2. Promissory Note dated September 7, 1995, in the original principal sum of $4,700,000.00, executed by Borrower, as Maker, payable to the order of Bank.

                                 SCHEDULE 4.05

                                   Litigation

                                      None

                                 SCHEDULE 5.01

                                Use of Proceeds

(a)  Use of Proceeds Advanced Under Borrowing Base I

Loan proceeds advanced under Borrowing Base I will be used for general corporate purposes to the extent otherwise permitted by this Agreement.

(b)  Use of Proceeds Advanced Under Borrowing Base II

Loan proceeds advanced under Borrowing Base II will be used solely to develop Oil and Gas Properties that are owned by the Guarantors as of the date of this Agreement, to the extent otherwise permitted by this Agreement.

                                  EXHIBIT "A"

                             COMPLIANCE CERTIFICATE

                   I, the _______________________ of SABA PETROLEUM COMPANY (the "Company"), pursuant to Section 5.06 of the First Amended and Restated Loan Agreement dated as of September 23, 1996, by and between BANK ONE, TEXAS, NA and the Company, as amended, modified, supplemented or restated from time to time (the "Agreement"), do hereby certify, as of the date hereof, that to my knowledge:

         1. No Event of Default (as defined in the Agreement) has occurred and is continuing, and no event has occurred and is continuing that, with the giving of notice or passage of time or both, would be an Event of Default except for the following events (include actions taken to cure such situations):

                   ______________________________________________________

                   _____________________________________________________;

         2. No material adverse change has occurred in the business prospects, financial condition, or results of operations of the Company since the date of the previous Financial Statements (as defined in the Agreement) provided to Bank One, Texas, NA except for the following changes (include actions taken to cure such situations):

                   ______________________________________________________

                   _____________________________________________________;

         3. Each of the representations and warranties of the Company contained in Article IV of the Agreement is true and correct in all respects except for the following matters (include actions taken to cure such situations):

                   ______________________________________________________

                   _____________________________________________________; and

         4. The Company's financial condition for the quarter ending __________ is as follows:

                                                       Required                                       Actual
                                                       Ratio or                                       Ratio or
         Financial Covenant                             Amount                                        Amount
         ------------------                            --------                                      --------
(a)      Tangible Net Worth                        at least $6,250,000                              __________
                                                   plus 70% of (a) net
                                                   income (excluding
                                                   losses), and
                                                   (b) increases in
                                                   shareholders' equity
                                                   from sale or issuance
                                                   of any equity after
                                                   June 30, 1995.

(b)      Cash Flow to Debt                         125%                                             __________
         Service Ratio

(c)      Current Ratio                             1.0 to 1.0                                       __________

(d)      Borrowing Base                            greater than the                                 __________
                                                   unpaid principal
                                                   balance of the
                                                   Loans

                 This certificate is executed this ____ day of ____________, 199__.

                                        BORROWER:


                                        SABA PETROLEUM COMPANY



                                        By:_____________________________________
                                           Ilyas Chaudhary, Chairman

THE STATE OF ___________  Section
                          Section
COUNTY OF ______________  Section


                 SWORN TO AND SUBSCRIBED BEFORE ME, the undersigned Notary Public, on this ____ day of _______________, 1996, to certify which witness my hand and official seal.



                                        ________________________________________
                                        Notary Public in and for
                                        The State of __________

My Commission Expires:                  Printed Name of Notary:

_______________________________          ______________________________________

                                 EXHIBIT "B-1"

                                PROMISSORY NOTE

$25,000,000.00                  Houston, Texas               September 23, 1996


                 FOR VALUE RECEIVED, SABA PETROLEUM COMPANY, a Colorado corporation, whose address is 17512 Von Karman Avenue, Irvine, California
92614 (herein called "Maker"), promises to pay to the order of BANK ONE, TEXAS, NA, a national banking association (herein called "Payee," which term shall also refer to any subsequent owner or holder of this Note), the sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00), or so much thereof as may be advanced to Maker by Payee (which amount Maker is permitted to borrow pursuant to that certain First Amended and Restated Loan Agreement, as may be amended, supplemented, extended, rearranged, renewed, or restated from time to time by and between Maker and Payee dated of even date herewith (the "Loan Agreement")), together with interest accruing from the date of advance on the principal amount from time to time remaining unpaid, at the varying per annum rate from day to day equal to the lesser of (a) the Maximum Rate (as hereinafter defined), or (b) the applicable Interest Rate (as defined in the Loan Agreement), calculated on a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable. All payments of both principal and interest shall be payable to Payee at 910 Travis Street, Houston, Harris County, Texas 77002, or such other place as Payee may from time to time designate to Maker in writing.

                 "Maximum Rate" means the maximum rate of nonusurious interest from time to time permitted by applicable usury laws, as more fully defined in the Loan Agreement.

                 All past due principal hereof and accrued unpaid interest thereon shall bear interest from the maturity of such principal and interest at the lesser of (i) the Maximum Rate or (ii) the rate prescribed in Section 2.06(E) of the Loan Agreement, calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable.

                 The principal of the indebtedness evidenced hereby and the interest due thereon shall be repaid in accordance with the terms of the Loan Agreement.

                 Each advance by Payee to Maker and each payment of principal hereunder by Maker shall be reflected by a notation made by Payee on its records or on a ledger appended to this Note and the aggregate unpaid amount of advances reflected by said notations shall be deemed rebuttably presumptive evidence of the principal amount owing under this Note.





                                                                ______________
                                                                Initialled for
                                       -1-                      Identification

                 Maker may prepay at any time in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid together with all accrued interest payable on said principal so prepaid, all as more fully set forth in the Loan Agreement. Any such prepayment hereunder shall be applied first to accrued but unpaid interest on the principal so prepaid, and the balance to principal installments in the inverse order of maturity, but no part prepayment shall, until this Note is fully paid and satisfied, affect the obligations to continue to pay the regular installments required hereunder until the entire indebtedness has been paid.

                 If any payment hereunder falls due on a Saturday, Sunday or public holiday on which commercial banks in Houston, Texas are permitted or required by law to be closed, the time for such payment shall be extended to the next day on which the Payee is open for business, and such extension of time shall be included in the calculation of interest accruing and payable hereunder.

                 Payment of this Note is secured by the security interests, mortgages and liens granted by Maker to Payee pursuant to the Loan Agreement, the terms and conditions of which, together with all amendments and supplements thereto, are incorporated herein by reference.

                 Upon happening of an Event of Default (as defined in the Loan Agreement) specified in Subsections 7.01(f) or (g) of the Loan Agreement, the entire aggregate principal amount of the indebtedness evidenced hereby and the interest accrued thereon shall automatically become immediately due and payable, and during the continuation of any other Event of Default, Payee may declare the entire aggregate principal amount of all indebtedness then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere in the Loan Agreement, all of which are hereby expressly waived by the Maker.

                 If this Note or any installment hereof is not paid when due (whether the same becomes due by demand, acceleration or otherwise) and it is placed in the hands of an attorney for collection, or if collected through any legal proceedings including but not limited to suit, probate, insolvency or bankruptcy proceedings, Maker agrees to pay reasonable attorneys' fees and costs of collection.





                                                                ______________
                                                                Initialled for
                                       -2-                      Identification

                 It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto including without limitation the Loan Agreement, in no event shall this Note or such documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such law. If any such excess of interest is contracted for, charged or received under this Note or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by applicable usury law, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable usury law,
(c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Maker, at Payee's option, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable usury law as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness.

                 Except as otherwise expressly provided to the contrary in the Loan Agreement, Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest and notice of protest, any other notice and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or





                                                                ______________
                                                                Initialled for
                                       -3-                      Identification
secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this Note.

                 Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

                 This Note is subject to the terms of the Loan Agreement. The proceeds of this Note will be advanced to Maker at Maker's special instance and request for the purposes stated in the Loan Agreement.

                 This Note is issued in substitution for, and in replacement, modification, rearrangement, renewal and extension of, but not in extinguishment of, the outstanding principal indebtedness evidenced by that certain note of Saba Petroleum Company dated September 20, 1993, payable to the order of Bank One, Texas, N.A. in the original principal sum of $25,000,000.00, (the "Prior Note"); it being acknowledged and agreed by Maker that the indebtedness evidenced by this Note constitutes an extension and renewal of the outstanding principal indebtedness evidenced by the Prior Note, and that all security interests and other liens which secure the repayment of the Prior Note shall continue to secure the indebtedness evidenced by this Note.

                 THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE APPLICABLE INTERNAL LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA; PROVIDED, HOWEVER, THAT VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.


                                        SABA PETROLEUM COMPANY


                                        By:_____________________________
                                        Ilyas Chaudhary, Chairman

                                 EXHIBIT "B-2"

                                   TERM NOTE

$__________.__                   Houston, Texas                    July 1, 1998


                 FOR VALUE RECEIVED, SABA PETROLEUM COMPANY, a Colorado corporation, whose address is 17512 Von Karman Avenue, Irvine, California
92614 (herein called "Maker"), promises to pay to the order of BANK ONE, TEXAS, NA, a national banking association (herein called "Payee," which term shall also refer to any subsequent owner or holder of this Note), the sum of ____________ ___________________________________ DOLLARS ($__________.__), in
lawful money of the United States of America, together with interest accruing from the date of advance on the principal amount from time to time remaining unpaid, at the varying per annum rate from day to day equal to the lesser of
(a) the Maximum Rate (as hereinafter defined), or (b) the applicable Interest Rate (as prescribed in the Loan Agreement, hereafter defined), calculated on a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable. All payments of both principal and interest shall be payable to Payee at 910 Travis Street, Houston, Harris County, Texas 77002, or such other place as Payee may from time to time designate to Maker in writing.

                 "Maximum Rate" means the maximum rate of nonusurious interest from time to time permitted by applicable usury laws, as more fully defined in the Loan Agreement.

                 All past due principal hereof and accrued unpaid interest thereon shall bear interest from the maturity of such principal and interest at the lesser of (i) the Maximum Rate or (ii) the rate prescribed in Section 2.06(E) of the Loan Agreement, calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable.

                 The principal of the indebtedness evidenced hereby shall be repaid in thirty-six (36) consecutive monthly installments of principal payable on the first day of each month beginning on August 1, 1998, and continuing regularly on the first day of each calendar month thereafter until July 1, 2001, when the entire unpaid principal amount hereof shall be due and payable. The amount of each such monthly payment will be established by the Bank in accordance with the terms of the Loan Agreement.

                 Interest shall be paid monthly in arrears on the first day of each calendar month commencing August 1, 1998, and





                                       -1-                      ______________
                                                                Initialled for
                                                                Identification
continuing regularly on the first day of each calendar month thereafter until July 1, 2001, when the entire amount of accrued, unpaid interest, shall be due and payable.

                 Maker may prepay at any time in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid together with all accrued interest payable on said principal so prepaid, all as more fully set forth in the Loan Agreement. Any such prepayment hereunder shall be applied first to accrued but unpaid interest on the principal so prepaid, and the balance to principal installments in the inverse order of maturity, but no part prepayment shall, until this Note is fully paid and satisfied, affect the obligations to continue to pay the regular installments required hereunder until the entire indebtedness has been paid.

                 If any payment hereunder falls due on a Saturday, Sunday or public holiday on which commercial banks in Houston, Texas are permitted or required by law to be closed, the time for such payment shall be extended to the next day on which the Payee is open for business, and such extension of time shall be included in the calculation of interest accruing and payable hereunder.

                 Payment of this Note is secured by the security interests, mortgages and liens granted by Maker to Payee pursuant to the Loan Agreement, the terms and conditions of which, together with all amendments and supplements thereto, are incorporated herein by reference.

                 Upon happening of an Event of Default (as defined in the Loan Agreement) specified in Subsections 7.01(f) or (g) of the Loan Agreement, the entire aggregate principal amount of the indebtedness evidenced hereby and the interest accrued thereon shall automatically become immediately due and payable, and during the continuation of any other Event of Default, Payee may declare the entire aggregate principal amount of all indebtedness then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere in the Loan Agreement, all of which are hereby expressly waived by the Maker.

                 If this Note or any installment hereof is not paid when due (whether the same becomes due by demand, acceleration or otherwise) and it is placed in the hands of an attorney for collection, or if collected through any legal proceedings including





                                       -2-                      ______________
                                                                Initialled for
                                                                Identification
but not limited to suit, probate, insolvency or bankruptcy proceedings, Maker agrees to pay reasonable attorneys' fees and costs of collection.

                 It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto including without limitation the Loan Agreement, in no event shall this Note or such documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such law. If any such excess of interest is contracted for, charged or received under this Note or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by applicable usury law, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable usury law,
(c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Maker, at Payee's option, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable usury law as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness.

                 Except as otherwise expressly provided to the contrary in the Loan Agreement, Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest and notice of protest, any other notice





                                       -3-                      ______________
                                                                Initialled for
                                                                Identification
and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this Note.

                 Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

                 This Note is issued in substitution for, and in replacement, modification, rearrangement, renewal and extension of, but not in extinguishment of, the unpaid balance of a promissory note in the original principal sum of $25,000,000.00, dated September 23, 1996, executed by Maker and payable to the order of Payee, as more fully described in the First Amended and Restated Loan Agreement dated September 23, 1996, between Maker and Payee (as from time to time amended, renewed, extended, and restated, the "Loan Agreement") and represents sums in cash advanced to Maker at Maker's special instance and request in accordance with the Loan Agreement.

                 THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE APPLICABLE INTERNAL LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA; PROVIDED, HOWEVER, THAT VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.


                                        SABA PETROLEUM COMPANY


                                        By:_____________________________
                                           Ilyas Chaudhary, Chairman

                                  EXHIBIT "C"

                       RATIFICATION OF GUARANTY AGREEMENT


                 This Ratification of Guaranty Agreement ("Ratification") is made and entered into as of the 23rd day of September, 1996, by and between _________________________, a _________________ corporation which has an address of 17512 Von Karman Avenue, Irvine, California 92614 (hereinafter called "Guarantor") in connection with that certain First Amended and Restated Loan Agreement dated effective September 23, 1996 (as restated, amended, modified, renewed and rearranged from time to time, the "Loan Agreement").

                 Reference is hereby made to that certain Guaranty Agreement (the "Guaranty Agreement") by Guarantor dated the 20th day of September, 1993, with respect to the indebtedness of SABA PETROLEUM COMPANY, a Texas corporation (hereinafter called "Borrower") to BANK ONE, TEXAS, N.A., a national banking association, with offices and banking quarters at 910 Travis, Houston, Texas 77002 (hereinafter called "Lender"), including, without limitation, the indebtedness described in that certain Loan Agreement dated September 20, 1993, as amended, which has been replaced by the Loan Agreement defined above.

                 The Guarantor expressly ratifies and confirms its liability under the Guaranty Agreement and confirms that the same continues in full force and effect with respect to the indebtedness covered by the Loan Agreement, as same may be restated, amended, modified, renewed, or rearranged from time to time.

                 The Guaranty Agreement shall remain unchanged and the terms, conditions, representations, warranties, and covenants of said Guaranty Agreement are true as of the date hereof, are ratified and confirmed in all respects and shall be continuing and binding upon the parties. [Guarantor specifically acknowledges and agrees that Saba Petroleum of Michigan, Inc., another guarantor of the indebtedness evidenced by the Loan Agreement, may soon be released by Lender from its guarantee obligations to Lender, and that such release shall in no way limit or otherwise modify Guarantor's obligations hereunder.]1

                 This Ratification is executed and delivered to the Lender for the purpose of inducing the Lender to continue to provide credit to the Borrower. Furthermore, the Guarantor is fully aware that, but for the representations and agreements contained herein, the Lender would not extend such additional credit to the Borrower.

                 This Ratification shall be deemed to be a contract under and subject to, and shall be construed for all purposes in accordance with, the laws of the State of Texas.





____________________

   1    Bracketed  language  will  not   be  included  in   the
        Ratification by Saba Petroleum of Michigan, Inc.

                 IN WITNESS WHEREOF, the Guarantor has caused this Ratification to be executed by its duly authorized officer on September 23, 1996.


                                        SABA PETROLEUM, INC.


                                        By:_________________________________
                                           Ilyas Chaudhary, Chairman

                                                                 EXHIBIT _____


                                PROMISSORY NOTE

$25,000,000.00                  Houston, Texas                September 23, 1996


                 FOR VALUE RECEIVED, SABA PETROLEUM COMPANY, a Colorado corporation, whose address is 17512 Von Karman Avenue, Irvine, California
92614 (herein called "Maker"), promises to pay to the order of BANK ONE, TEXAS, NA, a national banking association (herein called "Payee," which term shall also refer to any subsequent owner or holder of this Note), the sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00), or so much thereof as may be advanced to Maker by Payee (which amount Maker is permitted to borrow pursuant to that certain First Amended and Restated Loan Agreement, as may be amended, supplemented, extended, rearranged, renewed, or restated from time to time by and between Maker and Payee dated of even date herewith (the "Loan Agreement")), together with interest accruing from the date of advance on the principal amount from time to time remaining unpaid, at the varying per annum rate from day to day equal to the lesser of (a) the Maximum Rate (as hereinafter defined), or (b) the applicable Interest Rate (as defined in the Loan Agreement), calculated on a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable. All payments of both principal and interest shall be payable to Payee at 910 Travis Street, Houston, Harris County, Texas 77002, or such other place as Payee may from time to time designate to Maker in writing.

                 "Maximum Rate" means the maximum rate of nonusurious interest from time to time permitted by applicable usury laws, as more fully defined in the Loan Agreement.

                 All past due principal hereof and accrued unpaid interest thereon shall bear interest from the maturity of such principal and interest at the lesser of (i) the Maximum Rate or (ii) the rate prescribed in Section 2.06(E) of the Loan Agreement, calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable.

                 The principal of the indebtedness evidenced hereby and the interest due thereon shall be repaid in accordance with the terms of the Loan Agreement.

                 Each advance by Payee to Maker and each payment of principal hereunder by Maker shall be reflected by a notation made by Payee on its records or on a ledger appended to this Note and the aggregate unpaid amount of advances reflected by said notations shall be deemed rebuttably presumptive evidence of the principal amount owing under this Note.





                                                                ______________
                                                                Initialled for
                                       -1-                      Identification

                 Maker may prepay at any time in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid together with all accrued interest payable on said principal so prepaid, all as more fully set forth in the Loan Agreement. Any such prepayment hereunder shall be applied first to accrued but unpaid interest on the principal so prepaid, and the balance to principal installments in the inverse order of maturity, but no part prepayment shall, until this Note is fully paid and satisfied, affect the obligations to continue to pay the regular installments required hereunder until the entire indebtedness has been paid.

                 If any payment hereunder falls due on a Saturday, Sunday or public holiday on which commercial banks in Houston, Texas are permitted or required by law to be closed, the time for such payment shall be extended to the next day on which the Payee is open for business, and such extension of time shall be included in the calculation of interest accruing and payable hereunder.

                 Payment of this Note is secured by the security interests, mortgages and liens granted by Maker to Payee pursuant to the Loan Agreement, the terms and conditions of which, together with all amendments and supplements thereto, are incorporated herein by reference.

                 Upon happening of an Event of Default (as defined in the Loan Agreement) specified in Subsections 7.01(f) or (g) of the Loan Agreement, the entire aggregate principal amount of the indebtedness evidenced hereby and the interest accrued thereon shall automatically become immediately due and payable, and during the continuation of any other Event of Default, Payee may declare the entire aggregate principal amount of all indebtedness then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere in the Loan Agreement, all of which are hereby expressly waived by the Maker.

                 If this Note or any installment hereof is not paid when due (whether the same becomes due by demand, acceleration or otherwise) and it is placed in the hands of an attorney for collection, or if collected through any legal proceedings including but not limited to suit, probate, insolvency or bankruptcy proceedings, Maker agrees to pay reasonable attorneys' fees and costs of collection.





                                                                ______________
                                                                Initialled for
                                       -2-                      Identification

                 It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto including without limitation the Loan Agreement, in no event shall this Note or such documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such law. If any such excess of interest is contracted for, charged or received under this Note or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by applicable usury law, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable usury law,
(c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Maker, at Payee's option, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable usury law as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness.

                 Except as otherwise expressly provided to the contrary in the Loan Agreement, Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest and notice of protest, any other notice and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or





                                                                ______________
                                                                Initialled for
                                       -3-                      Identification
secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this Note.

                 Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

                 This Note is subject to the terms of the Loan Agreement. The proceeds of this Note will be advanced to Maker at Maker's special instance and request for the purposes stated in the Loan Agreement.

                 This Note is issued in substitution for, and in replacement, modification, rearrangement, renewal and extension of, but not in extinguishment of, the outstanding principal indebtedness evidenced by that certain note of Saba Petroleum Company dated September 20, 1993, payable to the order of Bank One, Texas, N.A. in the original principal sum of $25,000,000.00, (the "Prior Note"); it being acknowledged and agreed by Maker that the indebtedness evidenced by this Note constitutes an extension and renewal of the outstanding principal indebtedness evidenced by the Prior Note, and that all security interests and other liens which secure the repayment of the Prior Note shall continue to secure the indebtedness evidenced by this Note.

                 THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE APPLICABLE INTERNAL LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA; PROVIDED, HOWEVER, THAT VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.


                                        SABA PETROLEUM COMPANY


                                        By: ILYAS CHAUDHARY
                                            -----------------------------
                                            Ilyas Chaudhary, Chairman

                                                          EXHIBIT ______________



                             COMPLIANCE CERTIFICATE

                 I, Ilyas Chaudhary, the Chairman of SABA PETROLEUM COMPANY (the "Company"), pursuant to Section 5.06 of the First Amended and Restated Loan Agreement dated as of September 23, 1996, by and between BANK ONE, TEXAS, NA and the Company, as amended, modified, supplemented or restated from time to time (the "Agreement"), do hereby certify, as of the date hereof, that to my knowledge:

         1. No Event of Default (as defined in the Agreement) has occurred and is continuing, and no event has occurred and is continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

         2. No material adverse change has occurred in the business prospects, financial condition, or results of operations of the Company since the date of the previous Financial Statements (as defined in the Agreement) provided to Bank One, Texas, NA;

         3. Each of the representations and warranties of the Company contained in Article IV of the Agreement is true and correct in all respects.

         This certificate is executed this 23rd day of September, 1996.

                                        BORROWER:


                                        SABA PETROLEUM COMPANY



                                        By: ILYAS CHAUDHARY
                                           ---------------------------------
                                            Ilyas Chaudhary, Chairman

THE STATE OF TEXAS                Section
                                  Section
COUNTY OF HARRIS                  Section


                 SWORN TO AND SUBSCRIBED BEFORE ME, the undersigned Notary Public, on this 23rd day of September, 1996, to certify which witness my hand and official seal.



                                          KAREN L. SMITH
                                        ----------------------------------------
                                        Notary Public in and for
                                        The State of Texas

My Commission Expires:                  Printed Name of Notary:

    12-16-98                              KAREN L. SMITH
--------------------------              ----------------------------------------

                                                                      [SEAL]

                                                              EXHIBIT __________


                                                Saba Petroleum of Michigan, Inc.


                       RATIFICATION OF GUARANTY AGREEMENT


                 This Ratification of Guaranty Agreement ("Ratification") is made and entered into as of the 23rd day of September, 1996, by and between Saba Petroleum of Michigan, Inc., a Michigan corporation which has an address of 17512 Von Karman Avenue, Irvine, California 92614 (hereinafter called "Guarantor") in connection with that certain First Amended and Restated Loan Agreement dated effective September 23, 1996 (as restated, amended, modified, renewed and rearranged from time to time, the "Loan Agreement").

                 Reference is hereby made to that certain Guaranty Agreement (the "Guaranty Agreement") by Guarantor dated the 20th day of September, 1993, with respect to the indebtedness of SABA PETROLEUM COMPANY, a Texas corporation (hereinafter called "Borrower") to BANK ONE, TEXAS, N.A., a national banking association, with offices and banking quarters at 910 Travis, Houston, Texas 77002 (hereinafter called "Lender"), including, without limitation, the indebtedness described in that certain Loan Agreement dated September 20, 1993, as amended, which has been replaced by the Loan Agreement defined above.

                 The Guarantor expressly ratifies and confirms its liability under the Guaranty Agreement and confirms that the same continues in full force and effect with respect to the indebtedness covered by the Loan Agreement, as same may be restated, amended, modified, renewed, or rearranged from time to time.

                 The Guaranty Agreement shall remain unchanged and the terms, conditions, representations, warranties, and covenants of said Guaranty Agreement are true as of the date hereof, are ratified and confirmed in all respects and shall be continuing and binding upon the parties.

                 This Ratification is executed and delivered to the Lender for the purpose of inducing the Lender to continue to provide credit to the Borrower. Furthermore, the Guarantor is fully aware that, but for the representations and agreements contained herein, the Lender would not extend such additional credit to the Borrower.

                 This Ratification shall be deemed to be a contract under and subject to, and shall be construed for all purposes in accordance with, the laws of the State of Texas.

                 IN WITNESS WHEREOF, the Guarantor has caused this Ratification to be executed by its duly authorized officer on September 23, 1996.


                                        SABA PETROLEUM OF MICHIGAN, INC.


                                        By: ILYAS CHAUDHARY
                                           -----------------------------------
                                            Ilyas Chaudhary, Chairman

                                                              EXHIBIT __________


                                                            Saba Petroleum, Inc.


                       RATIFICATION OF GUARANTY AGREEMENT


                 This Ratification of Guaranty Agreement ("Ratification") is made and entered into as of the 23rd day of September, 1996, by and between Saba Petroleum, Inc., a California corporation which has an address of 17512 Von Karman Avenue, Irvine, California 92614 (hereinafter called "Guarantor") in connection with that certain First Amended and Restated Loan Agreement dated effective September 23, 1996 (as restated, amended, modified, renewed and rearranged from time to time, the "Loan Agreement").

                 Reference is hereby made to that certain Guaranty Agreement (the "Guaranty Agreement") by Guarantor dated the 20th day of September, 1993, with respect to the indebtedness of SABA PETROLEUM COMPANY, a Texas corporation (hereinafter called "Borrower") to BANK ONE, TEXAS, N.A., a national banking association, with offices and banking quarters at 910 Travis, Houston, Texas 77002 (hereinafter called "Lender"), including, without limitation, the indebtedness described in that certain Loan Agreement dated September 20, 1993, as amended, which has been replaced by the Loan Agreement defined above.

                 The Guarantor expressly ratifies and confirms its liability under the Guaranty Agreement and confirms that the same continues in full force and effect with respect to the indebtedness covered by the Loan Agreement, as same may be restated, amended, modified, renewed, or rearranged from time to time.

                 The Guaranty Agreement shall remain unchanged and the terms, conditions, representations, warranties, and covenants of said Guaranty Agreement are true as of the date hereof, are ratified and confirmed in all respects and shall be continuing and binding upon the parties. Guarantor specifically acknowledges and agrees that Saba Petroleum of Michigan, Inc., another guarantor of the indebtedness evidenced by the Loan Agreement, may soon be released by Lender from its guarantee obligations to Lender, and that such release shall in no way limit or otherwise modify Guarantor's obligations hereunder.

                 This Ratification is executed and delivered to the Lender for the purpose of inducing the Lender to continue to provide credit to the Borrower. Furthermore, the Guarantor is fully aware that, but for the representations and agreements contained herein, the Lender would not extend such additional credit to the Borrower.

                 This Ratification shall be deemed to be a contract under and subject to, and shall be construed for all purposes in accordance with, the laws of the State of Texas.

                 IN WITNESS WHEREOF, the Guarantor has caused this Ratification to be executed by its duly authorized officer on September 23, 1996.


                                        SABA PETROLEUM, INC.


                                        By:  ILYAS CHAUDHARY
                                           ---------------------------------
                                           Ilyas Chaudhary, Chairman

                                                              EXHIBIT __________


                                                           Saba Energy of Texas,
                                                           Incorporated


                       RATIFICATION OF GUARANTY AGREEMENT


                 This Ratification of Guaranty Agreement ("Ratification") is made and entered into as of the 23rd day of September, 1996, by and between Saba Energy of Texas, Incorporated, a Texas corporation which has an address of 17512 Von Karman Avenue, Irvine, California 92614 (hereinafter called "Guarantor") in connection with that certain First Amended and Restated Loan Agreement dated effective September 23, 1996 (as restated, amended, modified, renewed and rearranged from time to time, the "Loan Agreement").

                 Reference is hereby made to that certain Guaranty Agreement (the "Guaranty Agreement") by Guarantor dated the 20th day of September, 1993, with respect to the indebtedness of SABA PETROLEUM COMPANY, a Texas corporation (hereinafter called "Borrower") to BANK ONE, TEXAS, N.A., a national banking association, with offices and banking quarters at 910 Travis, Houston, Texas 77002 (hereinafter called "Lender"), including, without limitation, the indebtedness described in that certain Loan Agreement dated September 20, 1993, as amended, which has been replaced by the Loan Agreement defined above.

                 The Guarantor expressly ratifies and confirms its liability under the Guaranty Agreement and confirms that the same continues in full force and effect with respect to the indebtedness covered by the Loan Agreement, as same may be restated, amended, modified, renewed, or rearranged from time to time.

                 The Guaranty Agreement shall remain unchanged and the terms, conditions, representations, warranties, and covenants of said Guaranty Agreement are true as of the date hereof, are ratified and confirmed in all respects and shall be continuing and binding upon the parties. Guarantor specifically acknowledges and agrees that Saba Petroleum of Michigan, Inc., another guarantor of the indebtedness evidenced by the Loan Agreement, may soon be released by Lender from its guarantee obligations to Lender, and that such release shall in no way limit or otherwise modify Guarantor's obligations hereunder.

                 This Ratification is executed and delivered to the Lender for the purpose of inducing the Lender to continue to provide credit to the Borrower. Furthermore, the Guarantor is fully aware that, but for the representations and agreements contained herein, the Lender would not extend such additional credit to the Borrower.

                 This Ratification shall be deemed to be a contract under and subject to, and shall be construed for all purposes in accordance with, the laws of the State of Texas.

                 IN WITNESS WHEREOF, the Guarantor has caused this Ratification to be executed by its duly authorized officer on September 23, 1996.


                                        SABA ENERGY OF TEXAS, INCORPORATED


                                        By:  ILYAS CHAUDHARY
                                           ---------------------------------
                                           Ilyas Chaudhary, Chairman

                                                             EXHIBIT __________


NOTICE OF FINAL AGREEMENT

TO:      SABA PETROLEUM COMPANY
         17512 Von Karman Avenue
         Irvine, California 92714
         (collectively, whether one or more, "Borrower")

As of the effective date of this Notice, Borrower and BANK ONE, TEXAS, NATIONAL ASSOCIATION ("Bank") have consummated a transaction pursuant to which Bank has agreed to make a loan or loans to Borrower, or to renew and amend an existing loan or loans to Borrower, in an aggregate amount up to Eleven Million Four Hundred Thousand Dollars ($11,400,000.00), which is comprised of a revolving loan in that amount (the "Loan").

In connection with the Loan, Borrower and Bank and the guarantors and other obligors, if any (collectively, whether one or more, "Other Obligors") have executed and delivered certain agreements, instruments and documents (collectively hereinafter referred to as the "Written Loan Agreement").

It is the intention of Borrower, Bank and Other Obligors that this Notice be incorporated by reference into each of the written agreements, instruments and documents comprising the Written Loan Agreement. Borrower, Bank and Other Obligors each warrants and represents that the entire agreement made and existing by or among Borrower, Bank and Other Obligors with respect to the Loan is contained within the Written Loan Agreement, as amended and supplemented hereby, and that no agreements or promises have been made by, or exist by or among, Borrower, Bank and Other Obligors that are not reflected in the Written Loan Agreement.

THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


Effective Date:  September 23, 1996.


ACKNOWLEDGED AND AGREED                 BANK ONE, TEXAS, NA

Borrower:
                                        By:  LINDA F. MASERA
                                           -------------------------------------
SABA PETROLEUM COMPANY                     Linda F. Masera
                                           Vice President


By:  ILYAS CHAUDHARY
   ---------------------------
   ILYAS CHAUDHARY,
   Chairman

Guarantors:

SABA ENERGY OF TEXAS, INCORPORATED      SABA PETROLEUM OF MICHIGAN, INC.


By:  ILYAS CHAUDHARY                    By:  ILYAS CHAUDHARY
   ---------------------------             -------------------------------------
   ILYAS CHAUDHARY,                        ILYAS CHAUDHARY,
   Chairman                                Chairman


SABA PETROLEUM, INC.


By:  ILYAS CHAUDHARY
   --------------------------
   ILYAS CHAUDHARY,
   Chairman